                                                                EXHIBIT 10.203
                                                        CONFIDENTIAL TREATMENT





                                 REGULATORY FILING,

                          DEVELOPMENT AND SUPPLY AGREEMENT





* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                 TABLE OF CONTENTS

PARTIES                                                                   1

BACKGROUND                                                                1

ARTICLE I-DEFINITIONS                                                     1

ARTICLE II-PRODUCT DEVELOPMENT COMMITTEE                                  7

ARTICLE III-NEW DEVELOPMENTS                                              9

ARTICLE IV-EXPANSION OF PRODUCTION CAPACITY                              11

ARTICLE V-NON-CHIRON SUPPLY OF BETASERON                                 12

ARTICLE VI-CLINICAL AND REGULATORY DEVELOPMENT                           12

ARTICLE VII-SUPPLY OF PRODUCT                                            14

ARTICLE VIII-PROCESSING AND MANUFACTURING                                21

ARTICLE IX-PAYMENTS                                                      25

ARTICLE X-REPORTS AND BOOKS                                              30

ARTICLE XI-RIGHTS IN PRODUCT TECHNOLOGY                                  31

ARTICLE XII-THIRD-PARTY PATENTS                                          33

ARTICLE XIII-INDEMNIFICATION AND WARRANTIES                              35

ARTICLE XIV-TERM, TERMINATION, AND EXPIRATION                            38

ARTICLE XV-PRODUCT RECALL                                                42

ARTICLE XVI-CONFIDENTIALITY                                              43

ARTICLE XVII-MISCELLANEOUS                                               44

EXHIBIT 4.1-TARGET CAPACITIES AND
               DEVELOPMENT AND MARKETING PLAN                            49

EXHIBIT 7.10-NON-BINDING FORECAST                                        51

EXHIBIT 7.11-INITIAL PURCHASE ORDER                                      52

EXHIBIT 10.4-CHIRON COST OF GOODS                                        53

EXHIBIT 1.7.3-RELEASE SPECIFICATIONS                           (Attachment)

THIS AGREEMENT is made and entered into as of the 10th day of May, 1993 (hereinafter the "Effective Date") by and between the below-named Parties.

                                      PARTIES

     A. Chiron Corporation ("Chiron") is a Delaware corporation having a principal place of business at 4560 Horton Street, Emeryville, California 94608. Cetus Oncology Corporation ("Cetus") is a Delaware corporation wholly owned by Chiron. Prior to its acquisition by Chiron, Cetus Oncology Corporation was named Cetus Corporation.

     B. Schering AG ("Schering") is a German company having a principal place of business at Mullerstrasse 170-178, W-1000 Berlin 65, Germany.

     C. Each of Chiron and Cetus, on the one hand, and Schering, on the other hand, is referred to herein as a "Party", and collectively as the "Parties".

                                     BACKGROUND

     A. Pursuant to that certain Technology Ownership and Royalty Agreement between Cetus and Berlex Laboratories, Inc. ("Berlex"), a Delaware corporation and a wholly-owned subsidiary of Schering, dated as of August 9, 1991, as amended (the "Ownership Agreement"), Cetus conveyed Technology and Patents and certain other assets and rights of the former Tritus Partnership to Berlex and granted licenses to Berlex concerning Mixed Patents and Mixed Technology.

     B. Pursuant to that certain Betaseron Regulatory Filing, Supply Agreement and Lease (the "Old Supply Agreement") between Cetus and Berlex dated August 9, 1991, Cetus and Berlex agreed, among other things, that Cetus would supply quantities of Betaseron exclusively to Berlex in order for Berlex to sponsor the clinical testing and commercialization of Betaseron.

     C. Based upon the mutual expectation of Chiron and Schering as to the expanded market demand for Betaseron, Cetus and Berlex have agreed to terminate the Old Supply Agreement as of the date hereof, and Chiron, Cetus and Schering have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the Parties hereby agree as follows:

                              ARTICLE I - DEFINITIONS

The following capitalized terms shall have the following meanings. The definitions set out in the Ownership Agreement are incorporated herein by reference and shall apply to capitalized terms not elsewhere defined herein unless the context clearly requires otherwise.

1.1 "Acid Paste" shall mean IFN Acid Precipitate, as further defined in and produced according to the Beta Specifications.

1.2 "Acts" shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301-392) and the Public Health Service Act (42 U.S.C. 262-263) and the regulations and policies developed by the FDA pursuant thereto and, to the extent applicable, any equivalent foreign laws.

1.3 "Affiliate" shall mean any person or entity which directly or indirectly controls, is controlled by or is under common control with a specified person. Control shall be deemed present where an entity owns at least fifty percent (or such lesser percentage which is the maximum allowed to be owned by an entity in a particular jurisdiction) of the voting stock or equity interest in another entity.

1.4 "Allocated Supply Cost" shall mean the amount paid by Schering for Betaseron supplied to Schering by BI pursuant to the BI Agreement or by other parties (including Schering but excluding Chiron, its Affiliates, and their subcontractors) pursuant to this Agreement, and shall only include bona fide payments for supply of Betaseron; provided that to the extent that Schering manufactures Betaseron, performs any Major Processing Step or provides any materials or services relating thereto, the "Allocated Supply Cost" shall mean Schering's costs for such activities, which shall be calculated in a manner consistent with Chiron's accounting methodology (to the extent it is consistent with Schering's operations and accounting practices). Where payments have been made in lump sum amounts (rather than as transfer or royalty payments based on delivery or sales of Betaseron), such as retainer or execution fees directly related to the supply of Betaseron (including up-front payments for establishing processes or capacity) such amounts shall be included in Allocated Supply Cost and shall be amortized, based on a straight-line amortization beginning with the first commercial sale over the remaining term of the BI Agreement or other supply agreement.

1.5  "Beta Molecule" shall mean Betaseron, IFN-B    *

1.6 "Betaseron" shall mean interferon beta 1-b in a pharmaceutical formulation defined in the ELA/PLA and described in U.S. Patent No. 4,588,585 or 4,737,462.

1.7 "Beta Specifications" shall mean the ELA/PLA Specifications, the Manufacturing Specifications, and the Release Specifications, and any specifications set forth in Section 1.7.4, as each of them may be amended from time to time.
     .1 "ELA/PLA Specifications" shall mean the written product specifications in the ELA/PLA.
     .2 "Manufacturing Specifications" shall mean the manufacturing processes and in-process specifications stated in the IND and the ELA/PLA.



* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

       .3 "Release Specifications" shall mean the written release specifications dated March 8, 1993, and attached as Exhibit 1.7.3 and which shall in no event be inconsistent with the ELA/PLA Specifications or Manufacturing Specifications.
       .4 With respect to jurisdictions other than the United States, the Beta Specifications shall be deemed to be the product specifications and manufacturing processes and in-process specifications established under applicable licenses or regulations in such jurisdictions, together with the release specifications for such jurisdictions as are reasonably agreed to by the Parties.

1.8 "BI" shall mean Boehringer Ingelheim GmbH, Ingelheim, a company formed under the laws of Germany, and each of its Affiliates, including without limitation Bender & Co. Ges.mbH, Wien and Dr. Karl Thomae GmbH, Biberbach, and any successor company.

1.9 "BI Agreement" shall mean that proposed agreement between BI and Schering, as further described in Article V expected to provide for BI to supply Schering with quantities of Betaseron through Phase I.

1.10 "Biologic Master File" shall mean the documents filed pursuant to 21 CFR 601 by Cetus with the FDA on April 15, 1983, and as they may be amended from time to time.

1.11 "Capacity" shall mean the volume of Betaseron capable of being manufactured at the Chiron Sites, as measured by relevant factors including (i) actual yields based on batch production records, (ii) the size and capacity of equipment in place, (iii) projected yields from equipment and processes in place, (iv) availability of staff and equipment, and (v) throughput volumes of raw materials.

1.12   "Chiron Cost of Goods" is defined in Section 10.4.

1.13 "Chiron Credits" shall mean the total amount of Schering Credits that Schering has applied against payments otherwise due Chiron hereunder pursuant to Section 9.4.2, as such Chiron Credits may be reduced pursuant to the provisions of Section 9.4.3.

1.14 "Chiron Site" shall mean any location at which Chiron, or its Affiliates or subcontractors, produces or manufactures Betaseron.

1.15 "CMF" shall mean the Chiron manufacturing facility located at Chiron's campus at 4560 Horton Street, Building CMF, Emeryville, CA 94608.

1.16   "Development Committee" is defined in Section 2.1

1.17 "Diluent" shall mean sterile saline solution, or such other diluent as may be agreed upon by the Parties in writing, produced according to the Beta Specifications.

1.18 "ELA/PLA" shall mean establishment license application number ELA92-0494 ("ELA") and product license application number PLA92-0495 ("PLA"), which were filed with the FDA on July 17, 1992 and June 16, 1992, respectively, pursuant to 21 CFR 601.2, and any correspondence filed with the FDA relating thereto, for approval to manufacture and sell Betaseron.

1.19 "FDA" shall mean the United States Food and Drug Administration of the Department of Health and Human Services, and any successor entity.

1.20 "FDA Licensing" shall mean the grant of a license pursuant to the ELA/PLA by the FDA for the manufacture and sale of Betaseron in the treatment of relapsing/remitting multiple sclerosis.

1.21 "First Commercial Sale" shall mean the date Schering first sells commercially as a pharmaceutical, pursuant to regulatory approval, Betaseron in the United States, Germany, France, Great Britain or Italy.

1.22 "First European Commercial Sale" shall mean the date Schering first sells commercially as a pharmaceutical, pursuant to regulatory approval, Betaseron in Germany, France, Great Britain or Italy.

1.23 "Foreign Filing" shall mean any application or regulatory filing filed hereunder with any foreign counterpart of the FDA or other similar foreign health agency or authority for approval to manufacture or sell Products to be sold outside the U.S., and any correspondence and/or approvals or licenses relating thereto.

1.24 "G-75" shall mean purified protein IFN G-75, as defined in and produced according to the Beta Specifications.

1.25 "GMP" shall refer to the current Good Manufacturing Practice Regulations and General Biological Products Standards promulgated by the FDA and published at 21 CFR 210 and 610, as such regulations may be amended, and such equivalent foreign regulations or standards as may be applicable in respect of Products manufactured or sold outside the United States.

1.26 "IFN-B" shall mean any protein having a substantially similar amino acid structure and/or immunological identity to human interferon-beta (often referred to as "fibroblast interferon") or derivatives. For the purpose
       of this definition.    *

1.27   "IND" shall mean the documents filed pursuant to 21 CFR 312 by Cetus with
       the FDA on April 15, 1983 and identified by the Number    *    including
       any amendments thereto.

1.28   "Initial Sales Period" shall mean the period commencing with the First
       Commercial Sale and ending on the    *    , thereof.

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

1.29 "Know-how" shall mean all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, and improvements thereon, whether or not patentable, which are created or obtained by any Party or its Affiliates during the term of the Old Supply Agreement or during the term of this Agreement in connection with its activities relating to Beta Molecules, and which may be necessary or useful in the manufacture, use or sale of any Beta Molecule.

1.30 "LIBOR" shall mean the London Interbank Offering Rate for six-month deposits.

1.31 "Lot" shall mean the number of Vials which the Parties agree shall constitute a lot, consistent with GMP, the ELA/PLA and any Foreign Filing.

1.32 "Major Processing Step" shall mean each of the process steps of fermentation, recovery, purification, and fill-finish involved in the manufacture of Betaseron hereunder.

1.33 "Net Sales" shall mean the gross sales by any of Schering or its Affiliates or their sublicensees of Product hereunder as reflected in invoices to independent third parties, less any applicable taxes or duties, and any reasonable rebates or allowances (including but not limited to rebates to public assistance programs, but not including allowances for bad debts), chargebacks, shipping or freight charges prepaid or allowed, and less the value of returned trade goods and reasonable trade cash discounts actually given.

1.34   "Original Term" shall mean the period commencing on the Effective Date
       and ending on the    *    anniversary of the First Commercial Sale.

1.35 "PDU" shall mean the Chiron pilot development unit located at Chiron's campus at 4650 Horton Street, Emeryville, CA 94608, building PDU.

1.36 "Phase I" shall be the period commencing on the Effective Date and ending on the commencement of Phase II or at such time as written notice shall have been delivered pursuant to Section 7.3.4.

1.37 "Phase II" shall mean the period commencing as defined in Section 7.3 and ending on the expiration of this Agreement.

1.38 "Product" shall mean Betaseron, or any other pharmaceutical product containing any Beta Molecule, that is sold, distributed or promoted by or for Schering or its Affiliates or licensees.

1.39 "Program Patents" shall mean all patent applications and inventions made or obtained by any Party or its Affiliates during the term of the Old Supply Agreement or during the term of this Agreement in connection with its activities relating to Beta Molecules and which may be necessary or useful in the manufacture, use or sale of any Beta Molecules, including any continuation or division or any substitute application, any patent issued with

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

       respect to such patent application, any reissue, reexamination, renewal or extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts or any of the foregoing.

1.40   "Sales" Definitions:
       .1 "Chiron Sales" are Net Sales based on sales of Product which was manufactured by Chiron or its Affiliates or subcontractors hereunder.
              .1 "Domestic Chiron Sales" are Chiron Sales in the United States and Canada.
              .2 "Foreign Chiron Sales" are Chiron Sales outside the United States and Canada.

       .2 "Non-Chiron Sales" are Net Sales based on sales of Product which was manufactured by a party other than Chiron or its Affiliates or subcontractors hereunder.
              .1 "Domestic Non-Chiron Sales" are Non-Chiron Sales in the United States and Canada.
              .2 "Foreign Non-Chiron Sales" are Non-Chiron Sales outside the United States and Canada.

1.41   "Schering Credits" is defined in Section 9.4.1

1.42 "Supplier Site" shall mean any site at which a subcontractor of Chiron hereunder provides raw materials or services used in the manufacture of Betaseron.

1.43 "United States" or "U.S." shall mean the United States of America, its territories and possessions, including the District of Columbia, the Commonwealth of Puerto Rico, the United States Virgin Islands, Guam and all other places under the jurisdiction of the United States.

1.44 "Vial" shall mean a unit of the final packaged form of Betaseron as defined in the ELA/PLA or any Foreign Filing, in a condition for sale to
       end users    *    or such other amount and size vial as may be agreed
       upon by the Parties in writing. Vial includes Betaseron, Diluent, labels, labeling and package inserts packed or shipped with the Vials, primary and secondary packaging, and trade shippers.

1.45 "Vial-Equivalent" shall mean the quantity of Acid Paste or G-75 which, under expected manufacturing techniques, will provide the active ingredient for one Vial.

1.46   "Worldwide Target" is defined in Section 7.6.


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                    ARTICLE II - PRODUCT DEVELOPMENT COMMITTEE


2.1 ESTABLISHMENT. The Parties will form a joint product development committee (the "Development Committee") to coordinate certain activities under this Agreement as set forth below. Each Party shall appoint a delegation of two (or three if the Parties so agree) senior representatives to serve on the Development Committee, each of which shall be authorized by its principal to transact the business of the Development Committee. The Development Committee shall meet at least quarterly.

2.2    GENERAL FUNCTIONS.  The functions of the Development Committee shall be:

       .1     To prepare for and coordinate the efficient introduction of
              Betaseron in the periods prior to and after FDA Licensing
              including but not limited to coordinating supply requirements with marketing programs;
       .2     To coordinate manufacturing and supply activities under this
              Agreement, including the activities of suppliers of Products other than Chiron;
       .3     To provide for and optimize the exchange of information concerning the respective development activities relating to manufacturing processes, preclinical and clinical development, and further indications for Betaseron and other Beta Molecules;
       .4     To coordinate and monitor such development activity;
       .5     To review and coordinate marketing and manufacturing strategies of each Party hereto; and
       .6     To engage in such further exchanges of information and joint planning activities, and to appoint task forces or subcommittees, as the Parties shall find convenient.


2.3 COORDINATION OF MANUFACTURING PROCESSES. Chiron shall have the primary responsibility for manufacturing Products and developing, proposing, and evaluating process improvements for the manufacture of Products under this Agreement as coordinated through the Development Committee. The Parties recognize that over time, various improvements to the process for making Products will be put in place which will enable Chiron to produce them less expensively or in greater quantities, even though such improvements may have no direct benefit for Schering. The Parties expect that, to timely meet the targets set forth in Exhibit 4.1, Chiron will need to put into place the improvements set forth in such Exhibit. The Parties further intend to coordinate the development of Betaseron so that each form marketed, sold or distributed by Schering or its Affiliates will be produced using substantially identical processes on a worldwide basis. Process changes shall be put in place in accordance with the terms of this Agreement, and Schering shall provide assistance and cooperation to Chiron in connection with such changes.

2.4 MARKETING AND SALES. Schering shall have responsibility for marketing and selling Products under this Agreement and primary responsibility for developing, proposing and evaluating Beta Molecules and new indications for Betaseron as coordinated through the Development Committee. Through the

       Development Committee (or through such other channels as the Parties may designate) Chiron and Schering will consult on the progress of such marketing and sales efforts as well as any progress with respect to new indications or improvements to any Beta Molecule.

2.5 OTHER DEVELOPMENT PROPOSALS. Chiron and Schering shall have an obligation to disclose to each other through the Development Committee each plan for research and development relating to any Beta Molecule, or an improvement or new indication therefor, that either of them desires to investigate or implement. Either Party may, but is not obligated to, propose for joint development or commercialization any such plan to the Development Committee and the Development Committee shall consider what assets and resources each Party should apply to such plan and shall coordinate the efforts of the Parties in that respect. Neither Party shall engage in research and development of, or manufacture, market, sell or otherwise commercialize, any Beta Molecule except with the approval of the Development Committee and in accordance withe the terms of this Agreement; PROVIDED that (a) Chiron shall not be prohibited by a lack of approval by the Development Committee from engaging in research relating to any Beta Molecule, including animal pharmacokinetic and animal pharmacodynamic studies; and (b) except as provided in Section 14.6, Chiron shall not, without the approval of the Development Committee, (i) commence any human clinical trial or any animal toxicity study regarding such Beta Molecule, or (ii) perform animal research regarding any Product (including Betaseron) or any Beta Molecule as to which the Development Committee has decided to file an IND if the results of such animal research must be reported to the FDA; and PROVIDED FURTHER that Schering shall not be prohibited by a lack of approval by the Development Committee from researching and developing any Beta Molecule it chooses to research and develop.

2.6 DECISIONS. All decisions regarding the ELA/PLA, any Foreign Filing, Betaseron and any other Beta Molecules (including but not limited to those matters which are expressly stated to be the responsibility of the Development Committee under Article II but excluding those matters which are expressly stated to be made other than the Development Committee hereunder) will be made by unanimous agreement of the Development Committee, and if the Development Committee cannot reach such agreement
       on any matter it shall be referred to the    *    , or their designees;
       PROVIDED, however, that if they cannot resolve the matter referred to
       them (a)    *     hereunder regarding    *    , including but not limited
       to the ELA/PLA and any Foreign Filing and the development, marketing and sale of Betaseron and any Beta Molecule, except as expressly set forth in
       subsection (b) below; and (b)    *     shall not, without Schering's
       consent not to be unreasonably withheld, institute material manufacturing process changes which in Schering's reasonable

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

       judgment would require an amendment to the ELA/PLA or any Foreign
       Filing, result in infringement of a third-party patent or materially harm the marketing and sale of any Product. The decisions made pursuant to the forgoing sentence shall be deemed to be decisions of, and approved by, the Development Committee. No decision or agreement made pursuant to this Section 2.6 shall be inconsistent with the express terms of this Agreement unless set forth in a written amendment pursuant to Section 17.2.

2.7 FUTURE DISCUSSIONS. The Parties may discuss at appropriate times during the term of this Agreement the possibility of broadening their relationship in the areas of Beta Molecules and/or treatments for multiple sclerosis. If the Parties should have substantial differences of opinion as to the activities of the Parties under this Agreement, or if a Party should find that continued performance under this Agreement imposes substantial unforeseen burdens, the Parties shall meet and in good faith confer as to the desirability of revising or terminating this Agreement, giving due regard to each Party's expected rights and obligations hereunder. This Section 2.7 shall not be deemed to require either Party to revise or terminate this Agreement.


                            ARTICLE III - NEW DEVELOPMENTS

3.1 PRELIMINARY DECISION. On the presentation of animal data reasonably predictive of human safety and efficacy of a Beta Molecule (other than Betaseron), Schering may, by written notice, require Chiron to participate in the development of such Beta Molecule or forfeit its right to manufacture such Beta Molecule set forth in Section 3.2. Chiron shall be entitled to review all data relating to such Beta Molecule and may perform additional animal studies or assays as it reasonably requires to evaluate the opportunity; PROVIDED that Chiron must notify Schering of its decision within three months after receipt of such notice and data from Schering. If Chiron agrees to participate in such development, then Chiron shall collaborate with Schering in process development and in obtaining regulatory approval to commence human clinical trials, with the costs and expenses of the Parties to be shared as agreed by the Parties. If Chiron does not agree to participate in the development activities, then Chiron shall be deemed to have forfeited its right pursuant to
       Section 3.2.

3.2 RIGHT TO MANUFACTURE. During the term of this Agreement, Chiron shall, subject to the terms of this Agreement, have a right to manufacture all of the requirements of Schering or its Affiliates of any Beta Molecule (other than Betaseron, which is provided for elsewhere in this Agreement) which has been approved for commercialization by the Development Committee. If Chiron does not elect to manufacture such Beta Molecule, then (a) Chiron's sole compensation in respect of such Beta Molecule shall be the Substituted Payment set forth in Section 3.5, and (b) Schering shall have the right to manufacture or have any third party manufacture such Beta Molecule, subject to Section 11.3.3.

3.3 EXERCISE OF RIGHT. As soon as practicable and unless Chiron has elected not to exercise (or has forfeited) its right to manufacture a Beta Molecule pursuant to Section 3.2, Schering shall (in addition to keeping Chiron informed as to its marketing and development plans regarding such Beta Molecule) notify Chiron of the proposed term during which Chiron would manufacture such Beta Molecule; PROVIDED that such term shall be no
       less than    *    nor more than    *    years, calculated from the first
       commercial sale of such Beta Molecule, and shall not expire prior   *   .
       After such notification, the Parties shall in good faith negotiate reasonable terms for Chiron's commercial manufacture of such Beta Molecule consistent with Section 3.4. Chiron must exercise its right to
       manufacture, if at all, prior to the later of: (a)    *    after receipt
       of notice of the proposed term; or (b) the earlier of (i)    *    and
       (ii)    *    before the end of the Original Term.

3.4 TERMS OF MANUFACTURE. If Chiron elects to manufacture such Beta Molecule, then the Parties shall enter into a new supply agreement (the "New Agreement") for the term which was specified by Schering pursuant to
       Section 3.3, and (a) the provisions of this Agreement as to Betaseron shall, to the extent applicable and except as they may need to be amended in order to achieve the intent of Chiron and Schering, govern the relationship of the Parties under the New Agreement with respect to such Beta Molecule and (b) the New Agreement will provide that (i) prior to the end of the Original Term, Schering will pay to Chiron for Net Sales of such Beta Molecule, the Effective Percentage Rate then in effect pursuant to Section 9.6, as it may decrease measured from the First Commercial Sale of Betaseron, and (ii) after the Original Term, the
       Effective Percentage Rate shall be    *    .

3.5 SUBSTITUTED PAYMENT FOR BETA MOLECULE. If, during the Original Term and to the extent permitted under this Agreement, Schering or its Affiliates or their licensees make, have made, use, or sell Beta Molecules (other than Betaseron), which are not manufactured or supplied by Chiron in a particular jurisdiction, Chiron shall receive, as a "Substituted Payment" (in lieu of any other payment to be made by Schering for such Beta Molecule under this Agreement), payment under one of the following provisions:

       .1 For a Beta Molecule (other than Betaseron) which Chiron, at the time of Chiron's election not to exercise its right to manufacture hereunder, is not Legally Blocked from making, Chiron shall
              receive    *    of Net Sales in the applicable jurisdiction
              occurring prior to the end of the Original Term as its sole compensation in respect of such Beta Molecule, subject to Section 11.3.3; or

       .2 For a Beta Molecule (other than Betaseron) as to which, at the time of Chiron's election not to exercise its right to manufacture hereunder, Chiron was Legally Blocked, Chiron shall receive a fair and reasonable royalty on Net Sales occurring prior to the end of the Original Term in each jurisdiction in which Chiron is Legally Blocked. The rate of the royalty shall be based on at least the following factors: the revenue


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

          Chiron would have received had Chiron not been so Legally Blocked (less Chiron Cost of Goods), the costs to Schering to obtain such Beta Molecule from an alternate source, the relative size of the markets from which Chiron is Legally Blocked and such other factors as may reasonably compensate Chiron for its inability to supply such Beta Molecule, without unfairly impacting Schering. If Chiron's manufacture of a Beta Molecule (other than Betaseron) would reasonably appear to infringe a patent or a substantially equivalent right of a third party in any jurisdiction and Schering declines to accept Sole Responsibility as to such rights in the manner set forth in Section 12.4.4, Chiron shall be deemed "Legally Blocked" from manufacturing such Beta Molecule in such jurisdiction; or

     .3 If the national law of any jurisdiction would prohibit Schering from selling in such jurisdiction a Beta Molecule (other than Betaseron) manufactured by Chiron based on Chiron's status as a foreign corporation or foreign manufacturer in respect of such jurisdiction, and Chiron has used its best efforts to prevent such
          prohibition, then Chiron shall receive    *    of the Net Sales of
          such Beta Molecule in such jurisdiction occurring prior to the end of the Original Term as its sole compensation in respect of the sales in such jurisdiction of such Beta Molecule, subject to
          Section 11.3.3.

3.6 JOINT PATENTS. If, pursuant to the terms hereof, Schering commercializes a Beta Molecule which is covered by a patent jointly owned by Chiron and Schering (or their Affiliates), and Chiron does not manufacture such Beta Molecule, then Chiron and Schering shall meet and confer as to whether, and on what terms, Chiron and Schering may desire to transfer exclusive rights to make, use, and sell such Beta Molecule under such patent to Schering.

                ARTICLE IV -- EXPANSION OF PRODUCTION CAPACITY

4.1 EXPANSION OF CAPACITY. Chiron shall invest in the expansion of its manufacturing capacity and in making process improvements to increase its ability to supply Betaseron in such amounts and in such manner as Chiron believes appropriate, and consistent with Chiron's obligations under this Agreement. Chiron will use its best efforts to expand its Capacity for the manufacture of Betaseron consistent with the targets set forth in Exhibit 4.1. Except for those items Schering has expressly agreed to pay for under Section 4.2, Chiron will make such investments in an expanded capacity at its own cost and expense.

4.2 QUALIFICATION CLINICAL TRIALS. Schering shall, at Chiron's reasonable request, perform such human clinical trials as are needed to obtain FDA Licensing to manufacture Betaseron at each Chiron Site. Chiron shall, without charge, provide the Betaseron and/or Vials as required for use in such trials and, for sites other than the PDU and CMF, shall pay
         * of Schering's costs according to budgets agreed upon in advance with Chiron.

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

4.3 PROCESS IMPROVEMENTS. Chiron shall perform feasibility studies on all process improvements reasonably proposed by Chiron or by Schering and which it deems desirable, and shall coordinate all development efforts among the Parties and BI. Chiron shall bear the cost of all process development work performed by its employees. Chiron and Schering shall exchange process technology with each other and with certain third parties pursuant to Section 11.4 for the purpose of ensuring consistent manufacturing processes.

            ARTICLE V -- NON-CHIRON SUPPLY OF BETASERON

5.1 BI. Schering may negotiate and conclude an agreement with BI for the supply of Betaseron in Europe during Phase I (the "BI Agreement"). In negotiating the BI Agreement and in implementing and performing such agreement, Schering shall use its best efforts to: (i) minimize the amount of any Allocated Supply Cost; (ii) provide maximum opportunity for Chiron to supply Betaseron for sale outside the United States as Chiron creates capacity; (iii) except as provided in Section 7.14, limit BIs right to supply Betaseron to the lesser of the amount necessary to
     satisfy European demand or     *    per year; and (iv) maximize the
     sharing of technical and other related information between BI and Chiron concerning the manufacture of Betaseron. In connection with such best efforts obligation, Schering shall keep Chiron reasonably informed as to the status of such negotiations relevant to Chiron's interests. If and when the BI Agreement is executed, Schering shall fully disclose to Chiron the BF Agreement and the terms of any other agreement or agreements that result from those discussions or which relate in any way to the supply of Betaseron. Schering has separately provided Chiron with a letter accurately setting forth the status of the proposed BI Agreement.

5.2 PRODUCTION TECHNOLOGY. Schering shall use its best efforts to cause BI to disclose promptly to Chiron any process improvements which BI proposes to implement in its manufacture of Betaseron, and the Parties may invite BI to participate in the discussion of process improvements if they so desire.

         ARTICLE VI -- CLINICAL AND REGULATORY DEVELOPMENT

6.1 CLINICAL AND COMMERCIAL DEVELOPMENT. Schering shall be responsible for maximizing the commercial opportunities for Betaseron as follows:
     Schering shall use its best efforts to (i) continue the development of Betaseron for the treatment of multiple sclerosis; (ii) obtain regulatory approval of Betaseron for multiple sclerosis in a timely manner in the United States, Canada and Germany, Italy, France and Great Britain and in any other countries where Schering reasonably proposes to sell Betaseron; and (iii) promote, sell, distribute and otherwise maximize the Net Sales of Betaseron for multiple sclerosis in those countries in which regulatory approval has been received. Schering shall also use reasonable efforts to evaluate additional indications for Betaseron and will develop such indications if Schering believes, in its judgment, that such indications are commercially viable applications of Betaseron.

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

6.2 ELA/PLA FILING. Pursuant to the Acts, the FDA has required that the ELA/PLA be filed by and in the names of Chiron and Cetus. The Parties agree that Schering owns the PLA, to the full extent permitted by the law, and Schering owns the ELA to the extent that it relates specifically to the manufacture of Betaseron.

6.3 COORDINATION OF INFORMATION. The Development Committee shall coordinate the exchange of information relating to the ELA/PLA and any other Foreign Filings. If at all practical, Schering shall have the right of prior review and participation in all communications with the FDA and any other regulatory authority concerning Betaseron. If either Party in good faith disagrees with the content of any proposed communications with the FDA or such other regulatory authority, then the Parties shall discuss that disagreement with each other. Chiron and Schering shall then meet to settle their disagreement, which shall not be subject to Section 2.6.

6.4 CLINICAL DATA. Schering acknowledges that Chiron does not have first-hand knowledge of the Betaseron clinical trials and acknowledges that, in the case of Betaseron, Chiron is not expected to assist in the preparation of information relating to the clinical sections of the ELA/PLA; PROVIDED HOWEVER, if Chiron in its good faith opinion believes it must audit and obtain first hand knowledge of such Betaseron clinical trials, Schering shall cooperate with Chiron in such audit.

6.5 RESPONSES TO FDA. Chiron shall continue to use its best efforts, in cooperation with Schering, in the preparation of responses to the FDA concerning the ELA/PLA. Schering shall pay the reasonable costs of Chiron, pursuant to budgets agreed in advance, which have been or shall be incurred in connection with the preparation and filing of the ELA/PLA, obtaining the approval thereof, and in maintaining the ELA/PLA.

6.6 REGULATORY COSTS. Any costs associated with preparing, filing, prosecuting and maintaining Foreign Filings and with responding to any requests of regulatory agencies shall be borne by Schering, including costs incurred by Chiron pursuant to budgets agreed in advance, PROVIDED THAT (a) Schering, upon receipt of Chiron's cost budget, may elect to have its own personnel perform the activities necessary to respond to such regulatory requests; (b) Chiron shall bear its own costs, including costs of regulatory filings, to the extent such costs arise from activities initiated by Chiron beyond the initial approval of Betaseron pursuant to the ELA/PLA, including (by way of example) implementation of process improvements; and (c) except as provided in Section 4.2, Chiron shall pay for all regulatory costs associated with any Chiron Site (other than the PDU and CMF) being approved or validated by any regulatory agency for manufacture of Betaseron within or without the United States.

6.7   NON-U.S. REGULATORY FILINGS. Chiron shall cooperate with Schering in making all Foreign Filings which, if permitted, shall be in Schering's name. If it is required or appropriate as to any jurisdiction to make such filings in the name of Chiron, the Parties shall accommodate such need in a manner consistent with the handling of the ELA/PLA, or as otherwise mutually agreed. Schering shall cooperate with respect to each such Foreign Filing to qualify the appropriate Chiron Sites to supply Product in each
      jurisdiction. Chiron shall use its best efforts to obtain, by the    *
      anniversary of the First European Commercial Sale, foreign regulatory approvals or licenses necessary for the manufacture of Betaseron for foreign sales as contemplated in Section 7.3.1(b)(iv), and to obtain in a timely manner such approvals and licenses in such other jurisdictions in which Schering reasonably proposes to sell Betaseron and so notifies Chiron.

                        ARTICLE VII - SUPPLY OF PRODUCT

7.1   NON-COMMERCIAL CLINICAL SUPPLY. Prior to the First Commercial
      Sale, Chiron will continue to manufacture the requirements of Schering for clinical supplies of Betaseron as ordered by Schering at a price
      equal to the Chiron Cost of Goods, but in no event greater than    *
      per Vial ("Clinical Price"). The Clinical Price shall be deemed to include Betaseron, Diluent, other raw material, direct labor, overhead, quality control testing, stability testing, labels, package inserts, cartons, labeling which accompanies the Vials, and primary and secondary packaging, directly attributable to the Betaseron, and the Betaseron shall be in finished form and final container as described in the IND.

7.2 PHASE I COMMERCIAL SUPPLY. Subject to the terms and conditions of this Agreement (including Section 7.13), during Phase I, Chiron shall supply to Schering, and Schering shall purchase from Chiron, all of the worldwide requirements for Betaseron of Schering and its Affiliates and licensees, except to the extent that Schering is required to purchase Betaseron from BI for sale in Europe pursuant to the BI Agreement, and except that if at any time Chiron is unable or otherwise fails to provide Betaseron in the quantities ordered pursuant to Section 7.11, Schering shall be entitled to obtain that shortfall amount of Betaseron from any other supplier or manufacturer as set forth in Section 7.14.

7.3   TRANSITION TO PHASE II. If the conditions set forth in this
      Section 7.3 have been satisfied, Phase II shall commence and Phase I
      shall end as of the    *    of the First European Commercial Sale. The
      conditions precedent to the commencement of Phase II hereunder are as follows:

      .1   As of the    *    of the First European Commercial Sale:

           (a) Chiron shall not be in breach of this Agreement in any material respect (or if it is in breach it shall cure such breach within sixty days of notice thereof);

           (b) Chiron shall have established production facilities which: (i) in the aggregate shall be reasonably capable of meeting the Worldwide Target as of the commencement of Phase II; (ii) shall
                 comprise at least    *
                                                   ), and in determining whether




* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                 Chiron's Capacity meets the Worldwide Target, the Capacity
                 to perform no more than    *    of the Worldwide Target (or
                   *    if the Worldwide Target is less than    *    ) of any
                 of the Major Processing Steps shall be attributed to any one such facility; (iii) are mechanically complete and (iv) are in the process of being validated for the purpose of being licensed by the FDA, or by one or more regulatory agencies or authorities in Canada, Germany, Italy, France and Great Britain such that approval to make Betaseron will be obtained for one or more Chiron Site(s) with respect to each such jurisdiction.

          (c) Each Chiron Site used to supply Betaseron during Phase I shall have been validated and licensed by the FDA or other applicable regulatory agency or authority as required for such Phase I supply.

          (d) Chiron shall have, (i) during the previous four calendar quarters, timely delivered substantially all amounts of Betaseron for commercial sale as to which orders timely placed pursuant hereto were accepted, and (ii) substantially achieved the delivery targets recited in Exhibit 4.1 for the
                    *    , and after    *    such lesser or greater volume as
                 is reasonably required to meet orders for Betaseron to be sold in the U.S. and Canada that have been placed pursuant to Section 7.11.

      .2   By the    *    anniversary of the First European Commercial Sale,
           the conditions set forth in Section 7.3.1 shall all be fully satisfied and Chiron, with the assistance of Schering as contemplated herein, shall have filed applications and commenced the process of obtaining FDA Licensing and such other regulatory approvals set forth in Section 7.3.1(b)(iv) for the facilities necessary to meet the Worldwide Target.

      .3   By the    *    anniversary of the First European Commercial Sale,
           the conditions set forth in Sections 7.3.1 and 7.3.2 shall all be fully satisfied and the regulatory approvals shall have been obtained as set forth in Section 7.3.1(b)(iv) for the facilities
           necessary to meet the Worldwide Target.  If, by such    *
           anniversary, such approvals have not been obtained, but the applicable agencies have neither rejected such application for such approval nor indicated that approval will not be granted, then Phase I shall continue and the start of Phase II shall be
           delayed for up to    *    until such approval is obtained.  If
           approval is not obtained within    *    or at such earlier date if
           the application for approval is rejected, Phase II shall not commence and this condition shall not have been satisfied.

      .4 If any of the foregoing conditions has not been satisfied, then, upon written notice from Schering, (a) Phase II shall not commence; (b) for the remainder of the term of this Agreement Chiron shall supply to Schering, and Schering shall purchase from Chiron, Betaseron for the

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

           United States and Canada in an amount equal to the Capacity of Chiron for Betaseron as of the date of such notice; PROVIDED that
           if as of the    *    anniversary of the First European Commercial
           Sale Chiron has satisfied the conditions set forth in Sections 7.3.1(a), (c) and (d) with respect to supplying Schering's requirements for Betaseron in the U.S. and Canada, Chiron can elect for the remainder of the term of this Agreement to supply to Schering, and require that Schering purchase from Chiron, all of the United States and Canadian requirements for Betaseron of Schering and its Affiliates and licensees, subject to Section 7.14 and to Chiron's obligation to use its best efforts to have and keep in place Capacity to supply such requirements for Betaseron in the U.S. and Canada; (c) Schering will thereafter be entitled to have all of its other requirements for Betaseron supplied by any other supplier or manufacturer, including Schering or BI (and without regard to Section 5.1), and notwithstanding any other term of this Agreement (including Sections 9.4 and 9.5), Chiron shall receive as sole compensation on account of such Non-Chiron Sales
           an amount equal to    *    thereof during the term of this
           Agreement and shall not be entitled to any payment under Section
           9.4.1 or Section 9.5; and (d) the application of Schering Credits and the creation of Chiron Credits under Section 9.4 shall cease to take place and all Chiron Credits and Schering Credits shall be extinguished.

      .5 Chiron shall advise Schering as soon as practicable (a) if it is unable or does not elect to satisfy the conditions to Phase II set forth in Section 7.3, and (b) of the occurrence of any of the events set forth in Section 7.3.3.

7.4 USE OF SUBCONTRACTORS TO MEET PHASE II CONDITIONS. Chiron may include the manufacturing capacity of subcontractors (other than BI) in meeting
      no more than    *    of the Worldwide Target with respect to any Major
      Processing Step, but only to the extent that such subcontractors: (a) have satisfied the conditions of Section 8.2, including having been approved by Schering pursuant thereto; (b) have been performing their duties pursuant to their respective subcontracting agreements to the reasonable satisfaction of each of Chiron and Schering; and (c) were supplying goods and services for the production of Betaseron as of the Fixing Date (defined below).

7.5   PHASE IN TO PHASE II.  Subject to the terms of this Agreement (including
      Section 8.2), Chiron may enter into a subcontracting agreement with BI for the supply of Betaseron during Phase II and Schering shall cooperate with Chiron's efforts with respect to entering into such an agreement. Schering and Chiron shall consult as to whether and to what extent BI's supply obligations to Schering should continue into or through Phase II so as to promote a more economical, smooth, and rapid transition to Phase II worldwide supply of the market by Chiron.

7.6   WORLDWIDE TARGET DEFINED.  The "Worldwide Target" shall be agreed to
      between the Parties as of the    *    anniversary of the First European


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     Commercial Sale (the "Fixing Date"). The Worldwide Target shall represent a reasonable estimate, based on information available to the Parties as of the Fixing Date, of the total expected worldwide demand for Betaseron as of the seventh anniversary of the First European Commercial Sale at expected prices. Such estimate shall be based upon prior sales history, market demand in excess of current capacity, the size of the potential patient population for approved indications (or indications which are in the final stages of receiving approval) and expected rates of use by such patients, prior and current forecasts under Section 7.10 (which shall be considered in light of the accuracy of prior forecasts), and such other factors as are reasonably considered in forecasting demand on a long-range basis. The establishment of a Worldwide Target shall not relieve Chiron of any best efforts obligation to meet demand in excess of that amount. The calculation of the Worldwide Target shall not include potential sales arising from as-yet unapproved indications, nor shall it be reduced by the mere possibility of restricted sales due to factors such as the actions of a competitor not yet in the market or contemplated governmental actions.

     .1 Commencing three months prior to the Fixing Date, the Parties shall exchange all information reasonably relevant to anticipated future demand for Betaseron, and they shall commence discussions of an appropriate figure for the Worldwide Target. If the Parties cannot agree on a Worldwide Target within three months after the Fixing Date, then either Party may demand in writing (the "Demand") that the Worldwide Target be set by a third party (the "Referee"). On the tenth business day following the Demand, the parties shall simultaneously exchange in writing their proposed values for the Worldwide Target, which proposed values shall be binding as set forth below. Such proposed values need not reflect any prior negotiation, and previously suggested values shall not be admissible or disclosed to the Referee. Within thirty (30) days after the Demand, the Parties shall confer in order to select a mutually agreeable individual, who shall be independent of the Parties, to serve as the Referee. If the parties have not selected a Referee willing to serve within sixty (60) days of the Demand, then either Party may request that one be appointed by the American Arbitration Association ("AAA"). If the AAA is unwilling to appoint a Referee, then one shall be appointed by the Alameda County Superior Court. In any case, the parties shall use their best efforts to have a Referee appointed as promptly as practicable.

     .2 The Referee shall select the Worldwide Target, based on the above-referenced factors, from one of the two values proposed by the Parties under Section 7.6.1, and shall make all reasonable efforts to complete the process within thirty days of being appointed as Referee. The Parties shall each have equal opportunity to present their positions to the Referee. Where not inconsistent with the terms hereof, the Commercial Arbitration Rules of the AAA shall determine the actions of the Referee and the Parties hereunder. The Referee shall have no authority to decide any matter other than the Worldwide Target.

7.7 PHASE II SUPPLY. During Phase II, Chiron shall supply to Schering, and Schering shall purchase from Chiron, all of the worldwide requirements for Betaseron of Schering and its Affiliates and licensees, subject to Sections 7.13 and 7.14. Chiron shall use its best efforts to have and keep in place capacity to supply worldwide demand for Betaseron in Phase II (which may be greater or less than the Worldwide Target) and to maintain each Chiron Site intended for the manufacture of Betaseron in operation and consistent with the requirements of Section 7.3.1(b)(ii) unless and until such Chiron Site may be replaced by one or more other Chiron Sites adequate for the manufacture of Betaseron hereunder.

7.8 ORDERING GENERALLY. As set forth specifically below, the Parties shall cooperate in the forecasting of demand for Product and in providing for worldwide capacity for the manufacture thereof.

7.9 APPROVAL. Upon notification of FDA Licensing, Schering shall confirm its then-current rolling forecast, and the Parties shall confer as to the possibility of increasing Schering's order in accordance with Chiron's manufacturing capacity. The Parties recognize that during the first year after First Commercial Sale there may exist some uncertainties concerning demand for Betaseron and agree to meet to confer about these uncertainties on a regular basis, but any modification to the terms hereof shall be only as agreed in writing by the Parties.

7.10 ROLLING FORECASTS. On execution hereof (attached as Exhibit 7.10), and thereafter on the first business day of each calendar quarter during the term of this Agreement, Schering shall deliver to Chiron a non-binding written forecast of the quantities of Vials (or of Acid Paste or G-75) that Schering expects in good faith to order in each of the three consecutive calendar quarters following the quarter for which the most recent order has been placed pursuant to Section 7.11. Such forecasts shall represent Schering's best estimate of its anticipated orders. At Chiron's request Schering shall confer with Chiron during meetings of the Development Committee or otherwise as to the basis for such forecasts and shall disclose to Chiron any underlying data for such forecasts.

7.11  QUARTERLY ORDERS.  Attached hereto as Exhibit 7.11 is Schering's
      Purchase Order for the entire calendar year 1993, which order Chiron hereby accepts. Beginning with the purchase order for the first calendar quarter of 1994, Schering shall place written purchase orders for Vials (and any Acid Paste or G-75 it may require) on a quarterly basis, not less than one hundred eighty (180) days prior to the commencement of the calendar quarter for which the Vials (or Acid
      Paste or G-75) are desired. Each purchase order shall specify requested delivery dates (and shall indicate whether Schering will provide the packaging and labels for any of the Vials pursuant to
      Section 8.9) and, if appropriate, divide the Vials intended for U.S.
      and non-U.S. markets, and shall be net of (although it shall identify) any Vials to be supplied by BI (or other supplier) as permitted hereunder. Unless otherwise agreed by the Parties in writing, such purchase orders shall specify delivery dates that ratably distribute the delivery of Vials among each of the months included in such calendar quarter. No less than 150 days before the commencement of the quarter in which the product is to be delivered, Chiron shall, in writing, advise Schering, in good faith, of the number of Vials which it accepts for delivery during that period, and Schering shall be entitled to rely on such advice for purposes of obtaining alternate supplies of Betaseron to make up any shortfall in such supplies. Any orders placed hereunder shall be rounded upward, if necessary, to a reasonably whole Lot. Chiron shall use its best efforts to accept purchase orders consistent with its Capacity and to deliver the number of Vials that it has accepted for delivery. To the extent Schering places orders other than such regular quarterly orders, or to the extent that any orders accelerate the estimated delivery schedule, Chiron shall use reasonably diligent efforts to supply such quantities so ordered. At the request of either Party, the Parties shall meet and confer in good faith regarding the establishment of a different ordering schedule to take account of market conditions, regulatory approval lag times, or manufacturing time. If, after the Initial Sales Period, Chiron, having accepted an order, fails timely to deliver the full amount of such order, then Schering shall (without limiting any other rights hereunder) be reimbursed for the additional costs and expenses reasonably incurred by Schering and directly arising from such failure, including costs associated with the resumption of a drug allocation program, if such a step is required, and excluding consequential damages and the costs of obtaining alternative supplies of Betaseron which are provided for in Section 7.14.2.

7.12 REPORTS. Chiron will report weekly to Schering its progress in the manufacture of Vials and Vial Equivalents hereunder until Chiron reaches
       the target Capacity of    *    per year set forth in Exhibit 4.1, and
       thereafter Chiron need only report monthly. Chiron shall promptly notify Schering if it appears that Chiron will be unable timely to deliver any amounts accepted for delivery pursuant to Section 7.11.

7.13 LIMITATIONS. Chiron's obligations to supply Betaseron to Schering hereunder shall be subject to the limitations of Chiron's production capacity, except that such limitations shall not act to limit or excuse Chiron's obligations to use its best efforts hereunder.

7.14   SUPPLY SHORTFALLS; CAPACITY PLANNING.
       .1 At any time during the term of this Agreement Schering shall be entitled to qualify or license any reasonable supplier or manufacturer (including BI and Schering) to manufacture Betaseron or any other Beta Molecule in any jurisdiction, and shall be entitled to enter into an agreement with such supplier or manufacturer to act as an alternate source of supply of Betaseron or any Beta Molecule to Schering in any jurisdiction; provided that Schering shall not order or purchase Betseron from such supplier (other than non-commercial quantities of Betaseron used solely for regulatory licensing of such supplier) except under circumstances permitted under this Agreement.


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

       .2 If at any time Chiron is unable or otherwise fails to supply (or notifies Schering that it cannot supply) Schering with the Betaseron for a particular calendar quarter ordered pursuant to
              Section 7.11, Schering shall be entitled, upon notice to Chiron, to obtain the shortage in its requirements for such calendar quarter from any other licensed supplier or manufacturer (including BI or Schering). Chiron's sole compensation for Betaseron manufactured by such supplier (or Schering) pursuant to this Section shall be the payments set forth in Section 9.4.1 or 9.5, as applicable; provided that if pursuant to Section 7.3.4(b) Chiron has not elected to be Schering's exclusive U.S. and Canadian supplier and any shortage of Betaseron is a result of a purchase order in respect of the U.S. and Canada being in excess of Chiron's Capacity, then the provisions of Section 7.3.4(c) shall apply in respect of payments to be made on Non-Chiron Sales to cover such shortages, and any other payments to be made for shortage requirements that are subject to Section 7.3.4 shall be made pursuant to the payment provisions of Section 9.4.1 or 9.5. Schering shall use its best efforts to minimize the Allocated Supply Cost of such Betaseron. Schering shall be fully responsible for the supply of quantities of Betaseron for which it exercises its rights hereunder.

       .3 The Parties will meet and confer at least annually, through the Development Committee or otherwise, to discuss projections for anticipated worldwide demand for Betaseron and to mutually determine in good faith a reasonable plan for Chiron's provision
              of appropriate levels of manufacturing capacity beyond    *    to
              meet such demand. In the event of any differences of opinion regarding the amount of or rate at which capacity should be put in place by Chiron, or regarding the anticipated demand, or if the demand for Betaseron is substantially different than anticipated, the Parties shall resolve such matters by good faith negotiation in a timely manner, taking into account the principles that Chiron has rights and obligations to manufacture and supply the worldwide demand for Betaseron (subject to the exceptions set forth in this Agreement), that Schering needs to have a reliable source of Betaseron to satisfy such demand, that substantial lead-time may be required to qualify and establish additional capacity at Chiron Sites or with any other supplier, that Schering needs to continue to supply patients being treated with Betaseron, and that the timely supply of worldwide demand is in the best interests of both Parties. To the extent Chiron reasonably appears to be unable, or in fact is unable, to supply quantities of Betaseron to Schering for any material period of time, the Parties will discuss how to enable Schering to satisfy such demand, which may include
              Schering and/or Chiron entering into a supply agreement with a third party (or Schering supplying itself) for a commercially reasonable period of time. The Parties in reaching such resolution shall take into account the levels of risk associated with various options, the equitable allocation of such risk and the appropriate return for the necessary investment by Chiron or any alternate supplier.

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.
                                                                       Page 20

                     ARTICLE VIII - PROCESSING AND MANUFACTURING

8.1 FACILITIES. Pending completion of expanded production capacity as contemplated under Section 4.1, Chiron will manufacture Betaseron in the same facilities as described in the IND and the Biologic Master File, that is, fermentation, recovery, purification, and a portion of the fill-finish will be done in the PDU and additional fill-finish will be done in the CMF. Upon completion or acquisition of facilities for expanded production capacity by Chiron, the Parties shall, as set forth in Articles II and VI, cooperate and use best efforts to prepare, file and amend, as appropriate, applicable regulatory filings to achieve full utilization of such capacity in a timely manner. Chiron will provide qualified manufacturing and quality control personnel and will manufacture Products according to applicable international, national, federal, state and local laws and regulations (including GMP) governing the manufacture of a drug or biological.

8.2 SUBCONTRACTORS. Subject to Section 7.4 and to the consent of Schering (which may not be unreasonably withheld), Chiron may subcontract with one or more third parties for the performance of one or more Major Processing Steps PROVIDED that each subcontracting agreement for any Major Processing Steps shall contain the following provisions: (a) in the event of a change of control of Chiron as defined in Section 17.7.2, Schering shall be permitted to assume all of Chiron's rights and obligations under such subcontracting agreement; (b) the manufacture of Betaseron by each subcontractor shall be approved by the FDA or other appropriate governmental agency; (c) the Betaseron or services to be supplied by each subcontractor and the manufacturing process therefor shall comply with all Beta Specifications and warranties under this Agreement; and (d) Betaseron will be required to be supplied on reasonable commercial terms, including an obligation on the part of each subcontractor to pay damages for breach of its supply obligations, which damages shall include at least the cost of securing alternate supplies. In addition, without Schering's consent, Chiron may not use subcontractors to satisfy its obligations pursuant to Section 4.1 and may
       not have more than    *    of Chiron's Capacity in respect of any Major
       Processing Step performed by a subcontractor. Notwithstanding any such subcontracting agreement, Chiron shall remain fully responsible for all of its obligations under this Agreement.

8.3 MANUFACTURING PROCEDURES. In the manufacturing of the Vials, Chiron shall adhere to the Beta Specifications and shall utilize such additional or modified procedures, facilities, equipment and labeling which may from time to time be agreed upon in advance and in writing by the Development Committee and/or as required by the FDA or other appropriate governmental regulatory authority. Any amendment to the Release Specifications shall be by agreement of the Parties not to be unreasonably withheld. Chiron, at its sole cost, shall maintain and retain samples required by GMP or any other applicable regulations. In addition, Chiron will, at its sole cost, select and retain samples of each Lot of Betaseron and conduct an ongoing stability program as mutually agreed to by the Parties, will maintain all stability records for such period as is required by the FDA or other regulatory agency

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

       and furnish Schering with copies of all such records at Schering's request and will undertake any Lot-by-Lot testing required by the FDA or other regulatory agency, or as requested and paid for by Schering pursuant to budgets agreed in advance.


8.4 COMPLETION OF VIAL EQUIVALENTS. Vial Equivalents of Acid Paste or G-75 shall be deemed complete upon compliance with Chiron's quality assurance testing procedures (including those contained in the ELA/PLA or applicable Foreign Filing) and release therefrom.

8.5 DELIVERY. Promptly upon completion of quality assurance testing by Chiron of each Lot ordered hereunder, Chiron shall notify Schering of the completion thereof and shall provide Schering with appropriate Certificates of Analysis for such Lot. The Vials shall comply with all of Chiron's warranties under this Agreement. Schering shall have final authority to accept the Vials from Chiron on a Lot-by-Lot basis, based on whether the Lot complies with all of Chiron's warranties under this Agreement, and Schering shall have the right to review batch records as well as quality assurance results. If Chiron and Schering disagree as to whether a Lot has been rightfully rejected then the Parties shall submit the matter to a mutually acceptable third party, such as a testing laboratory in the case of a dispute over analysis of the Vials. The costs and fees of such third party shall be shared equally by the Parties. Within five business days of notification of completion and provision of the Certificates of Analysis, unless Schering has properly rejected such Lot, Schering shall cause such Lot to be removed at Schering's own cost (subject to Section 9.2.2) from the premises where such Lot was finished. If Schering requires longer than such five-day period to arrange for removal due to special circumstances, including the reasonable need to review batch records prior to acceptance, Schering shall so notify Chiron and the Parties shall discuss in good faith a reasonable extension of such five-day period. Prior to delivery, Chiron shall store Betaseron, Acid Paste and G-75 at its own expense. Except for Vials intended for distribution in the United States, title to and risk of loss for all Vials shall pass to Schering upon delivery to a carrier at the Chiron Site. Title to and risk of loss for Vials intended for distribution in the United States shall pass to Schering's United States Affiliate upon delivery to a carrier at the Chiron Site.

8.6 INSPECTION. Schering may inspect each Lot shipped by Chiron and shall notify Chiron of any non-conformance to Beta Specifications (or other proper reason for rejection) within thirty (30) days after receipt of the shipment and the relevant batch records being made available to Schering. Any delivery not rejected by Schering within such thirty (30) days shall be deemed accepted unless Schering informs Chiron that Schering's testing or investigation is still under way, in which case the time shall be extended for a reasonable period to allow completion of the testing or investigation; provided however, if a Lot is subsequently rejected by the FDA or other applicable regulatory agency (or by Schering in the event the quality control testing of the Products necessarily requires more than 30 days), payment for that Lot by Schering shall be suspended by Schering, or, if already paid, the next payment to Chiron by Schering under Section 9.1 shall be reduced by crediting the amount Schering had advanced for the non-conforming Lot.
      If such Lot is subsequently accepted by the FDA, or other agency, with at least six months remaining prior to the expiration date of such Lot, then Schering will, upon Schering's acceptance of such Lot, pay Chiron according to this Agreement.

8.7 ADDITIONAL TESTING. Schering shall have the right to request any additional testing of the Vials (in addition to testing necessary to determine whether to accept the Vials) that Schering reasonably believes necessary and, if requested, Chiron shall use best efforts to promptly perform such testing and inform Schering of the results; PROVIDED HOWEVER, that all such additional testing shall be at Schering's sole cost and expense, and Schering shall reimburse Chiron for its costs (according to agreed budgets) incurred in performing such additional testing within thirty (30) days after Chiron submits an invoice for such costs; and provided further, that such additional testing shall not be a basis for Schering delaying payment for any Vials and any such payment shall be subsequently refunded or credited against payment to be made to Chiron pursuant to Section 9.1, if non-conformity with the Beta Specifications or warranties is discovered.

8.8 RIGHT TO REVIEW PROCESSES. Chiron shall maintain all quality assurance manufacturing records and batch production records directly related to the manufacture of Betaseron, or copies thereof, as required by FDA or other applicable regulations. Schering shall own all quality assurance manufacturing records and batch production records directly related to the manufacture of Betaseron. Schering's personnel have the right to review and audit compliance with Manufacturing Specifications during regular business hours at reasonable intervals, and shall have the right to visit and inspect each Chiron Site at such times as required for the purpose of review of batch records and manufacturing and quality assurance procedures with respect to Betaseron, provided that such review or audit does not impede Chiron's manufacture and release processes. Schering personnel shall not have access to any records, information, or data concerning other Chiron products (other than Products hereunder), and Schering personnel having access to any Chiron Site shall execute reasonable confidentiality agreements to prevent disclosure of such information that may be discovered inadvertently. Schering's personnel may make general inquiries the answers to which will be held in confidence by them, concerning such matters as manufacturing scheduling, and equipment cleaning in the shared areas of the PDU and CMF or of any other Chiron Site to insure that Betaseron is being manufactured under GMP.

8.9 LABELING. Chiron shall produce all Vials in a finished and packaged form, using labels, cartons, package inserts and trade pack shippers in accordance with the format prepared by Schering. Unless the Parties agree otherwise and the Acts so permit, Chiron or Cetus (as appropriate) shall be identified as the manufacturer on the labels. Schering shall give reasonable advance notice of any label, labeling, or packaging change to enable Chiron to switch labels, labeling, or packaging without interrupting Chiron's production schedule or incurring unreasonable expense, and unless required by the FDA or other regulatory agency, such changes shall not significantly increase the Chiron Cost of Goods without Chiron's approval, unless Schering agrees to pay for such significant increase. To the extent consistent with FDA or other applicable regulations, Schering or its Affiliate shall have its name placed as prominently as possible on the label of the final product. The cost of packaging and labels shall be borne by Chiron, PROVIDED that if Schering provides packaging or labels for any Vials, the actual reduction in the Chiron Cost of Goods shall be credited to Schering with respect to such Vials against payment to be made upon delivery pursuant to Section 9.1.

8.10 INVESTIGATIONS OF COMPLAINTS. Schering shall have the primary right and responsibility to investigate and answer all complaints concerning Products. If permitted by the Acts, Schering shall have the primary right and responsibility to report to the FDA or other applicable regulatory agency all complaints and corrective actions with respect to Products, but if so required by the Acts, Chiron shall perform such reporting. In this regard, Schering will supply Chiron with a copy of any completed investigation report as required by GMP, as well as any other report needed by Chiron to comply with the Acts. Chiron will promptly notify Schering of any adverse events, complaints or problems, or any inquiries made by healthcare providers, or any actual or threatened legal or regulatory action of the FDA or other regulatory agency relating to Products hereunder of which Chiron has notice.

8.11  FDA REGULATION OF "OWNERSHIP".

      .1   If and to the extent permitted under the Acts, (a) Schering shall make all decisions and have regulatory responsibility in respect of the ELA/PLA and (b) the ELA/PLA shall be amended so that Schering or its Affiliate is named in the ELA/PLA as the "Responsible Head" thereof. The Parties shall use their best efforts to amend the ELA/PLA in this manner, including cooperating in presenting this goal and the business agreement of the parties to the FDA.

      .2   If permitted under the Acts, Schering may have sign-off
      authority with respect to all batch records (including in-process batch records) at Schering's sole cost, risk and expense, provided that Schering exercises such authority without interfering with Chiron's manufacture and release processes.

      .3   If, in the reasonable opinion of Schering based on issued or proposed regulations, or correspondence or statements of the FDA which have been made available to Chiron or to which Chiron has been a party, it appears that transferring certain responsibilities for Betaseron quality control or approval to Schering personnel, including final authority for approval of Betaseron, would materially enhance the ability of Schering to be named in the ELA/PLA as the "Responsible Head", then Chiron shall allow Schering, at its sole cost, risk, and expense, to test and release for sale Betaseron manufactured at the Chiron Site(s), and, if it reasonably appears necessary, to place such personnel with such final authority for approval of Betaseron in the Chiron Site(s) to the extent permitted by the Acts. Chiron shall not be liable for any error or omission of such personnel or in such testing, including the erroneous approval of Betaseron for release.

                            ARTICLE IX - PAYMENTS


In consideration of the obligations of Chiron hereunder, Schering shall pay Chiron as follows:

9.1   PAYMENT ON DELIVERY OR COMPLETION. Within 30 days after the later of the delivery of each shipment of Betaseron to Schering by Chiron pursuant to Section 7.11 or receipt of the related invoice, or written notification of completion of Vial-Equivalents, unless any of them is subsequently not accepted pursuant to Section 8.6, Schering shall pay Chiron an amount equal to the number of Vials shipped or Vial-Equivalents completed multiplied by the amount set forth herein applicable to the period in which such Vials were ordered. For orders placed in the Initial Sales Period, the payment pursuant to this Section
      9.1 shall be    *    per Vial,    *    per Vial-Equivalent of Acid
      Paste, and    *    per Vial-Equivalent of G-75; for orders placed after
      the Initial Sales Period, the payment shall be    *    per Vial,    *
      per Vial-Equivalent of Acid Paste, and    *    per Vial-Equivalent of
      G-75. No payment shall be due hereunder for Betaseron and/or Vials delivered pursuant to Section 4.2. Any payment which has been made pursuant to this Section 9.1 for a Vial-Equivalent which is incorporated into a Vial delivered hereunder shall be credited against the payment otherwise due on account of such Vial. After 1993, payment for Vial-Equivalents ordered by Schering shall only be made to the extent Chiron has completed the manufacture of Vial-Equivalents in excess of Chiron's reasonable need for inventory on hand in view of Schering's order history, good-faith forecasts, and then-pending orders.

9.2 PAYMENT FOR CHIRON SALES, GENERALLY. Within 60 days after the end of each calendar quarter, Schering shall pay Chiron an amount equal to the applicable Effective Percentage Rate multiplied by the Chiron Sales in such quarter, less the following adjustments (which adjustments shall be carried forward from quarter to quarter to the extent they exceed the amount otherwise to be paid in any quarter pursuant to this Section):

      .1 a credit of any amounts paid under Section 9.1, plus a credit of any amounts credited to Schering pursuant to Section 8.9, to the extent such amounts have not previously been credited against payments under this Section 9.2.1 and were paid for delivery of those Vials which account for the Chiron Sales in such calendar quarter;

      .2 during Phase I only, a credit equal to the additional shipping costs (including insurance) which were incurred by Schering or its Affiliates as a result of Schering taking delivery of Betaseron used for Foreign Chiron Sales at the Chiron Site as compared to taking delivery at BI's German facility, assuming use of reasonable and appropriate carriers and comparable delivery terms;


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

      .3   the application of any Schering Credits under Section 9.4.2;
      .4   any amounts credited under Sections 9.3 and/or 9.7.

9.3 INDIGENT AND REBATE VIALS. To the extent, if any, that Vials are provided without charge by Schering pursuant to an "indigent program" or as a non-cash rebate with respect to certain purchases of Betaseron, Schering shall be entitled to credit, pursuant to Section 9.2.4, any payments for such Vials made pursuant to Section 9.1. Schering shall act reasonably in determining the number of such Vials to be distributed, which shall not exceed 10% of the then-current Capacity of Chiron without the consent of Chiron, which shall not be unreasonably withheld.

9.4   PAYMENT FOR FOREIGN NON-CHIRON SALES AND CREDITS.

      .1   FOREIGN NON-CHIRON SALES PAYMENTS. Subject to Sections
           7.3.4 and 9.4.2, within 60 days after the end of each calendar quarter, Schering shall pay Chiron an amount equal to the greater of
           (a) Foreign Non-Chiron Sales for such quarter multiplied by the applicable Effective Percentage Rate, less the Allocated Supply Cost attributable to such sales; or
           (b)    *    multiplied by such Foreign Non-Chiron Sales.
           To the extent, if any, that the amount payable pursuant
           to the preceding sentence, plus the Allocated Supply Cost
           attributable to such Foreign Non-Chiron Sales, exceeds    *
           multiplied by such Foreign Non-Chiron Sales, such excess amounts shall be deemed to be "Schering Credits" and shall be applied by Schering against certain amounts otherwise due to Chiron or carried forward, as set forth in Section 9.4.2.

      .2   APPLICATION OF SCHERING CREDITS. Schering shall be entitled to apply any outstanding Schering Credits in any calendar quarter against payments otherwise due Chiron under either subsection (a) or
           (b) below (but not both):
           (a)   pursuant to Section 9.2 (in respect of Domestic
                 Chiron Sales in such quarter), until such time, if at all, that
                 Section 9.4.2(b) is applicable or
           (b) pursuant to both Section 9.2 (in respect of Foreign Chiron Sales in such quarter) and Section 9.4.1 (in respect of
                 Foreign Non-Chiron Sales in such quarter), at such time as Chiron demonstrates that it has the Capacity (not including the Capacity derived from subcontracting Major Processing
                 Steps to third parties, and only if Chiron has the Capacity to fully supply Schering's orders reasonably necessary to
                 meet demand for Betaseron in the United States and Canada pursuant to Section 7.11 and has fully satisfied those
                 orders) to deliver to Schering for sale in Europe    *    or
                 more in the immediately succeeding four calendar quarters; PROVIDED, HOWEVER, that such Schering Credits shall not be applied (but shall be carried forward from quarter to quarter) to the extent they would result in Chiron receiving payment:


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

           (c)   (if Section 9.4.2(a) applies) for such Domestic Chiron Sales,
                 in an amount less than the sum of    *    of such Domestic
                 Chiron Sales, plus the Chiron Cost of Goods for such Chiron Sales, or
           (d)   (if Section 9.4.2(b) applies) for such Foreign Non-Chiron
                 Sales, in an amount less than    *    of such Foreign
                 Non-Chiron Sales, and for such Foreign Chiron Sales, in an
                 amount less than the sum of    *    of such Foreign Chiron
                 Sales plus the Chiron Cost of Goods (which shall include any credit applied under Section 9.2.2) for such Foreign Chiron Sales.
           The Schering Credits shall be decreased to the extent they have been applied by Schering against payments otherwise due to Chiron.

      .3 REDUCTION OF CHIRON CREDITS. In each calendar quarter in which there are no outstanding Schering Credits and are outstanding Chiron Credits, the Chiron Credits shall, solely for purposes of Section 9.4.4, be reduced by an amount equal to the sum of:

           (a)   the amount by which the payments received by Chiron in
                 respect of Foreign Chiron Sales in such calendar quarter
                     *    of such Foreign Chiron Sales, plus the Chiron
                 Cost of Goods (which shall include any credit applied under
                 Section 9.2.2) for such Foreign Chiron Sales; plus

           (b)   the amount by which payments received by Chiron in respect of
                 Foreign Non-Chiron Sales    *    of such Foreign Non-Chiron
                 sales.

      .4   FOREIGN EFFECTIVE PERCENTAGE RATE BEFORE FULL REDUCTION. In any
           calendar quarter, after the    *    anniversary of the First
           European Commercial Sale, in which there are Chiron Credits to be reduced pursuant to Section 9.4.3, the Effective Percentage Rate for Foreign Chiron Sales and Foreign Non-Chiron Sales
           shall be    *    . In any other quarter, the Effective
           Percentage Rate for such Foreign Chiron Sales and Foreign Non-Chiron Sales shall be the Effective Percentage Rate then in effect under Section 9.6 for Domestic Chiron Sales, instead
           of    *    , and the provisions of Sections 9.2 and 9.4.1 will
           not otherwise be affected.

      .5 INTEREST. Any unapplied Schering Credits or unreduced Chiron Credits shall be denominated in U.S. dollars and shall accrue interest at LIBOR, calculated from the date accrued until the date applied or reduced. All Schering Credits and Chiron Credits will be extinguished at the end of the term of this Agreement. Schering Credits and Chiron Credits are only to be used for the purposes expressly set forth in Section 9.4 and neither Party shall have any right or obligation (during the term of this Agreement or upon expiration or earlier termination thereof) with respect to such Credits except as set forth in Section 9.4.

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

      .6   EXTENSION OF THE TERM OF THIS AGREEMENT. The term of this
           Agreement may be extended for up to    *    successive
              * periods beyond the Original Term in order to allow a Party to apply or reduce its Credits, as the case may be. If
            * before the expiration of the Original Term a Party has a Credit and at the rate such Credit has been applied or reduced
           over the prior    *    such Credit would not be fully applied
           or reduced by such expiration of the Original Term, then such Party may give notice at such time to the other Party that
           this Agreement will be extended    *    beyond the Original
           Term, and this Agreement shall be so extended. Assuming a
           Party has exercised its right as to the previous    *
           period, this right to extend this Agreement may be exercised
           as to the    *    and    *        *    periods if (a) two
           years before the then-scheduled expiration of this Agreement a Party has a Credit and at the rate such Credit has been applied or reduced over the prior two years such Credit would not be fully applied or reduced by such expiration of this Agreement, and (b) such Party provides notice at such time
           that it will extend the term of this Agreement for such    *
           period. If Chiron exercises this right as to any    *
           period, Schering shall have the option (by providing notice to Chiron within 60 days after Schering is notified that Chiron
           has exercised its right as to any    *    period) of paying
           Chiron on the then-scheduled expiration of this Agreement an amount in U.S. dollars equal to the "value" of the Chiron Credits as of such then-scheduled expiration date, in which case this Agreement will expire on its then-scheduled expiration date. If Schering exercises this right as to any
           * period. Chiron shall have the option (by providing notice to Schering within 60 days after Chiron is notified that
           Schering has exercised its right as to any    *    period) of
           paying Schering on the then-scheduled expiration of this Agreement an amount in U.S. dollars equal to the "value" of the Schering Credits as of such then-scheduled expiration date, in which case this Agreement will expire on its then-scheduled expiration date.

9.5 PAYMENT FOR DOMESTIC NON-CHIRON SALES. Except as set forth in Section 7.3.4, if there should be any Domestic Non-Chiron Sales in any calendar quarter, Schering shall pay Chiron, within 60 days after the end of such quarter, the Effective Percentage Rate multiplied by the amount of such Domestic Non-Chiron Sales, less the Allocated Supply Cost attributable to such sales.

9.6 EFFECTIVE PERCENTAGE RATE. Subject to Section 9.4.4, the "Effective Percentage Rate" shall mean the percentage rate set forth below during the time period specified; which shall be measured starting with the First Commercial Sale:


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     FULL YEARS COMMENCING FROM FIRST COMMERCIAL SALE:    *

     EFFECTIVE PERCENTAGE RATE    *


9.7 NON-REVENUE VIALS. After the First Commercial Sale, any Vial which is delivered and accepted, but disposed of in other than a revenue-bearing transaction (e.g., sample Vials, and clinical trial supplies, other than those supplied under Section 4.2) shall be deemed a "Non-Revenue Vial," and
     Chiron shall have as sole compensation for such Non-Revenue Vial    *
        * per Vial, and to the extent that, pursuant to section 9.1, a greater amount may have been paid for such Vial, the difference shall be credited against the payment set forth in section 9.2. During the Initial
     Sales Period, there shall be no more than    *    Non-Revenue Vials per
     year, and thereafter such number as the Parties may reasonably agree. If Schering desires to order more than the applicable maximum number of Non-Revenue Vials for any year, the price of such Vials and the quantity to be supplied shall be negotiated by the Parties. This Section shall not apply to Vials supplied pursuant to Section 4.2 or 9.3.

9.8 FDA DELAY. Prior to FDA Licensing, Chiron shall not be required to perform fill-finish operations on G-75 so as to make Vials unless and until Chiron elects to do so in view of the progress of the ELA/PLA at the FDA.

9.9 UNUSABLE VIALS. Without further charge to Schering under Section 9.1, Chiron will replace as soon as practicable after FDA Licensing and on Schering's request, Vials which were delivered to Schering prior to FDA Licensing and which, at the time of FDA Licensing, have less than six months remaining prior to the expiration date of such Vials. Such Vials shall be destroyed by Schering, returned to Chiron, or otherwise disposed of in accordance with the agreement of the Parties.

9.10 FORM OF PAYMENT. All payments due Chiron hereunder shall be made in United States dollars, for Chiron's account, by wire transfer to a bank in the United States designated in writing by Chiron; PROVIDED that where payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used used to calculate Net Sales, if any, accrued and expressed in the currency of each country shall be converted into Deutsche Marks and then into U.S. dollars, with each conversion at the average of the average daily "bid" and "ask" exchange rates as provided by Reuters prevailing in Frankfurt at 1:00 p.m. for the applicable calendar quarter.

9.11 OTHER CONSIDERATION. If Schering or its Affiliates or licensees receive any form of consideration other than money for supplying Betaseron, including (by way of example) obtaining more favorable pricing for Schering on other products, Chiron shall be entitled to payments hereunder based on the

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     reasonable value of such consideration as if it were payment in cash for sales of Betaseron.

                        ARTICLE X - REPORTS AND BOOKS

10.1 REPORTS. Within 60 days after the end of each calendar quarter, Schering shall provide Chiron with a written report setting forth in reasonable detail the number, description and aggregate Net Sales for such quarter, itemizing Net Sales of Product supplied by each of Chiron and BI (and any other supplier), any credits which may be applicable under Section 9.2, the amount of any Schering Credits or Chiron Credits, and the Allocated Supply Cost applicable for such quarter, and the calculation of the amounts to be paid to Chiron pursuant to this Agreement, including
     Article IX above; together with data in reasonable detail in support of the calculations of such amounts. Where Schering has been required to withhold an income or other similar tax from amounts otherwise due Chiron, Schering shall provide Chiron with satisfactory evidence of such tax in order to permit Chiron to claim a credit therefor. Any amount due Chiron in respect of such quarter and which has not been previously paid shall accompany such report.

10.2 EXAMINATION OF BOOKS.

     .1 Each of the Parties shall keep and maintain complete and accurate books of account in respect of its activities under this Agreement for which payment may be required, in accordance with applicable accounting principles consistently applied (including GAAP for U.S. entities) and in accordance with local law. The Parties shall retain such records for so long as the Parties shall mutually determine but unless agreed otherwise for five years after the period to which such records relate.

     .2 In addition to any other inspection rights, Chiron shall have the right, for any period during which Schering or its Affiliates shall be marketing or distributing Product and for three years thereafter and through an independent certified public accountant reasonably acceptable to Schering, to examine the relevant books and records of account of Schering and its Affiliates engaged in activities under this Agreement at normal business hours, upon reasonable demand, to determine whether appropriate accounting and payment have been made by Schering hereunder. Any expenses incurred by Chiron in connection with any such examination shall be borne by Chiron.

     .3 In addition to any other inspection rights, Schering shall have the right for any period during which Chiron shall be engaged in activities at Schering's expense and for three years thereafter and through an independent certified public accountant reasonably acceptable to Chiron, to examine the relevant books and records of account of Chiron at normal business hours, upon reasonable demand, to determine whether appropriate accounting has been made by Chiron hereunder. Any expenses incurred by Schering in connection with any such examination shall be borne by Schering.

10.3 COSTS. Where a Party hereunder is to be paid or credited with its costs, such costs shall be fully burdened and shall be calculated according to such Party's standard and established internal project costing methodology, which methodology shall be calculated in compliance with applicable accounting principles, including GAAP in the case of Chiron and any U.S. Affiliate of Schering, and shall include a reasonable allocation of corporate overhead, all in accordance with such established method. Each Party shall use its best efforts to perform activities to be charged to the other Party in a cost-effective manner.

10.4 "CHIRON COST OF GOODS" shall mean Chiron's cost of supplying Betaseron (or subcontracting the supply thereof) hereunder, calculated in accordance with Chiron's accounting method as specified in Section 10.3 and set out in Exhibit 10.4; PROVIDED that in calculating "Chiron Cost of Goods", Chiron shall only be entitled to include idle capacity to the extent that the portion of the facility or equipment which is idle is completed and licensed by the appropriate authority for the production of Betaseron, "in use" (according to GAAP) and dedicated to the production of Betaseron; and PROVIDED FURTHER that such accounting method shall be reasonable in the context of the pharmaceutical industry. Schering shall have the right to audit both the method and content of the calculation of the Chiron Cost of Goods, including in particular the appropriateness of any idle capacity allocation, and any unusual or unreasonable expense included in Chiron's calculation shall be stricken at Schering's reasonable request.

10.5 INTEREST ON OVERDUE PAYMENTS. If any sum due hereunder is not paid in full on the due date, interest at LIBOR or the maximum rate permitted by law, whichever is lower, shall accrue upon any unpaid balance from the date on which such sum first became due until such time as payment is made in full.

                   ARTICLE XI - RIGHTS IN PRODUCT TECHNOLOGY

11.1 OWNERSHIP. Subject to the rights and obligations herein, each Party shall own the entire right, title and interest in and to all Program Patents and Know-how invented or acquired solely by such Party, and the Parties shall jointly own any Program Patents or Know-how invented or acquired jointly by such Parties, all according to applicable law.

11.2 PATENT PROSECUTION. Each Party ("the filing Party") may, at its sole discretion, file, prosecute, maintain and defend against opposition proceedings the Program Patents it owns in such countries as the filing Party shall determine. During the term of this Agreement, the filing Party shall, at the reasonable request and expense of the other Party, file for such Program Patents in such countries as the other Party deems necessary to protect its rights under this Agreement, but the rights under such Program Patents shall continue to be owned by the originally filing Party. With respect to jointly-owned Program Patents or Know-how, the owners shall cooperate to file, prosecute, maintain, abandon (where the Parties agree it would be necessary and appropriate to protect trade secret rights), and defend against opposition proceedings such Program Patents jointly and share or bear the cost thereof as they may agree.

     The filing Party shall keep the other Party apprised of the status of each Program Patent and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing, prosecution, maintenance and defense thereof. If, during the term of this Agreement, the filing Party intends to allow any Program Patent to lapse or become abandoned without having first filed a substitute, the filing Party shall, whenever practicable, notify the other Party of such intention at least sixty (60) days prior to the date upon which such Program Patent shall lapse or become abandoned, and the other Party shall thereupon be entitled to assume responsibility for the prosecution, maintenance and defense thereof in a particular jurisdiction (unless the filing Party reasonably determines to abandon the Program Patent in order to protect its trade secrets), but such actions shall not act to transfer any rights beyond those expressly set out herein, except that if the other Party assumes such responsibility it shall be entitled to a non-exclusive, royalty-free license only to such Program Patent and only in such jurisdiction.

11.3 LICENSE GRANTS.

     .1  SCHERING GRANT. Schering agrees that neither Schering nor its
         Affiliates shall assert against Chiron or its Affiliates   *
         Schering or its Affiliates hereunder; PROVIDED, HOWEVER, that such
             *

     .2  CHIRON GRANTS.  Chiron agrees that neither Chiron nor its Affiliates
         shall assert against Schering or its Affiliates    *   without first
         obtaining the consent of Chiron, which shall not be withheld unreasonably. Subject to the rights of Chiron to supply Beta Molecules to Schering pursuant to this Agreement, and without
         further obligation hereunder, Chiron hereby grants Schering     *

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

 *        for the purpose of   *    under the terms and conditions of this
Agreement; PROVIDED that with respect to    *    Chiron will grant Schering
 *
     .3 NEW TECHNOLOGY. During the term of this Agreement, neither Party shall be required to license or permit the use by the other Party of any of its Program Patents or Know-how in the manufacture, use or sale of any Product hereunder except as provided in Section
          11.3.1 and 11.3.2, without its consent or the grant of any necessary license, which consent or license may be conditioned on receipt of some consideration from the other Party.

11.4 PROVISION OF ACCESS. Chiron and Schering shall provide designated representatives of each other with copies of each patent application and written embodiments of know-how relevant to the licenses granted in
     Section 11.3, as well as process improvements which Chiron proposes to implement in its manufacture of any Product. At any time during the term of this Agreement that BI or any other supplier (including Schering) is to supply or be qualified to supply Product to Schering pursuant to this Agreement, Chiron shall, at Schering's request and expense and to the full extent of Chiron's license grant hereunder, provide BI and such other suppliers in confidence with such copies and teach their personnel the use of such technology.

11.5 LICENSES TO THIRD PARTIES.  Except as expressly provided herein, during
     the term of this Agreement,    *    Schering shall not grant    *

                       ARTICLE XII - THIRD-PARTY PATENTS

12.1 NO WARRANTY. Except as expressly set out herein, no Party makes any warranty with respect to the validity, perfection or dominance of any patent

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     or other proprietary right included in its Know-how or any Program Patents or with respect to the absence or rights in third parties which may be infringed by the manufacture, use, or sale of any Product.

12.2 NOTICE OF OTHER PATENTS. Each Party shall bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement, and shall cooperate with each other so that each Party can determine whether valid rights of a third party may be infringed.

12.3 NOTIFICATION OF PATENT LITIGATION. In the event that either Chiron or Schering is sued by a third party charging infringement of a patent resulting from the manufacture, use or sale of Products by the Parties or any of their Affiliates, or is otherwise charged with infringement or threatened with suit for infringement, the Party sued or receiving such charge or threat shall promptly notify the other Party. Thereafter, the Parties shall jointly attempt to formulate a mutually agreeable strategy to address such event, including possible licenses, joint litigation, or other strategies.

12.4 RESPONSIBILITY. Unless the Parties expressly agree otherwise, responsibilities for potential liabilities arising from alleged infringement of third party patents by the activities of the Parties regarding Betaseron shall be governed by the following provisions:

     .1 Chiron will have Sole Responsibility with respect to Betaseron provided by Chiron to Schering hereunder for every third-party
          patent claim that is infringed or alleged to be infringed by    *
           , and that:
(a)  is a *

     .2 Schering will have Sole Responsibility for every claim in any third-party patent, which is infringed or alleged to be infringed
          by the    *    other than a claim for which Chiron has Sole
          Responsibility, as defined in Section 12.4.1.

     .3   Third-party patent claims which are the Sole Responsibility of
          either Chiron or Schering shall include only those    *

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

          .4 "Sole Responsibility" means that the responsible Party shall have (a) the sole right to settle any dispute based on such third-party patent claims so long as the settlement maintains the existing rights of the other Party to make, use and/or sell Betaseron; PROVIDED that the responsible Party shall obtain the prior written approval of the other Party, which shall not be unreasonably withheld, before entering into any settlement of a claim, if as a result, injunctive or other relief (other than monetary damages to be paid by the responsible Party) would be imposed against the other Party, (b) the obligation to bear all costs and expenses of any such settlement and of any license obtained under the relevant patent rights, (c) the obligation to bear, and to indemnify the other Party against, the costs of any royalties, damages for past infringement or other monetary damages awarded by a non-appealable judgment or decision of a court or other competent tribunal to any third party against either Party, and (d) the sole right to control, and obligation to pay all costs in connection with, any such litigation, subject to a right of the other Party to participate in such litigation at its own expense and to the extent permitted by applicable law. Where both Parties have Sole Responsibility for claims in the same litigation, the Parties shall cooperate in good faith and, to the extent possible, the responsible Party will retain its responsibilities as defined in the preceding sentence as to those claims for which it is the responsible Party. Each Party shall notify the other promptly upon notice of any such third party patent claim or lawsuit subject to this Section 12.4.

          .5 A party having Sole Responsibility shall not be liable to the other Party for any costs or damages not provided for in
               Section 12.4.4 which are incurred by the other Party as a result of any settlement or decision of any court or other tribunal, including any lost profits or other business losses resulting from any injunction or decision prohibiting either Party from buying, making, using or selling Betaseron, and such costs or damages shall not include any lost profits, incidental or consequential damages, or any damages resulting from the loss of capital investments and similar losses.

12.5 TRADEMARKS. Schering warrants and represents that it has the right to use the trademarks and tradenames that will be used in connection with the marketing of Betaseron, including the mark BETASERON -R- in the United States. Chiron shall obtain no rights in the mark BETASERON, but shall continue to own its own marks including CHIRON and CETUS and its centaur and whale designs.

               ARTICLE XIII - INDEMNIFICATION AND WARRANTIES

13.1 ENVIRONMENTAL INDEMNIFICATIONS: PERMITS. Notwithstanding any other indemnification obligation in this Agreement, and in addition to any rights the Parties may have under relevant federal, state, or local statutory and common laws, Chiron shall indemnify and hold harmless Schering and its Affiliates from and against any and all claims, actions, investigation costs, response costs, losses, damages, and other costs and expenses (including attorney and consulting fees) incurred thereby as a result of Environmental Matters; PROVIDED HOWEVER, this indemnification does not apply to the extent it results from the acts or omissions of personnel of Schering or its Affiliates which occur at any Chiron Site or Supplier Site.

13.2      "ENVIRONMENTAL MATTERS" are:

               (a) The operation by Chiron or its Affiliates, or any entity which produces or manufactures Betaseron or any raw material used therefor or provides services relating thereto under a subcontracting arrangement with Chiron or its Affiliates, of any Chiron Site or Supplier Site or other site or facility in a manner that is not in compliance with and in violation of any Environmental Law as defined herein. "Environmental Law" means any treaty, law, ordinance, regulation or order of any jurisdiction, relating to environmental matters, including, but not limited to, matters governing air pollution; water pollution; the use, handling, reporting, release, storage, transport, or disposal of Hazardous Materials as defined herein; exposure to or discharge of Hazardous Materials; occupational safety and health; and public health. "Hazardous Materials" includes, but is not limited to, air contaminant, water pollutant, hazardous material, hazardous waste, hazardous substance, toxic and hazardous substance, medical waste, infectious waste, "chemicals known to the State of California to cause cancer or reproductive toxicity", asbestos and PCB's, as such substances are defined under any applicable federal, state or local statute, regulation, rule or ordinance.

               (b) Any action where (i) there has been a release of Hazardous Materials into the environment; or (ii) Hazardous Materials have been Disposed of at a site as the term "Disposed" is defined in applicable Environmental Laws.

               (c) Any failure to (i) obtain or maintain all permits, or (ii) provide all notices, required by Environmental Laws for the lawful operation of any Chiron Site or Supplier Site or other facilities or sites.

               (d) Any failure during the term of this Agreement to obtain and/or maintain in full force and effect all permits required under the Environmental Laws, in the form required by permitting authorities in light of this Agreement, for any operation or disposal at any Chiron Site or Supplier Site or other facility or site.

               (e) Any other actual or alleged act or omission relating to the handling or disposal of Hazardous Materials at any Chiron Site or Supplier Site or other facility or site.

13.3 WARRANTIES AND LIMITATION OF DAMAGES. Chiron warrants that the Vials made by or for Chiron hereunder shall be manufactured in accordance with GMPs, and shall conform to the Beta Specifications and shall be in compliance with all applicable international, national, state and federal laws and regulations,

         PROVIDED that the foregoing warranty shall not apply to any Vials to the extent that Schering has exercised authority for the approval of such Vials, or has assumed responsibility for quality control thereof, pursuant to Section 8.11, and Schering's acts or omissions thereunder result in the failure of such Vials to comply with such warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN CHIRON MAKES NO WARRANTIES EXPRESS OR IMPLIED AND EXPRESSLY DISCLAIMS WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, AND CHIRON SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY CASE OF NONCONFORMITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM ANY ALLEGED OR ACTUAL BREACH OF THIS AGREEMENT.

13.4 INDEMNIFICATIONS BY CHIRON. Chiron will indemnify and hold Schering and its Affiliates harmless against any loss, damage, action, suit, claim, demand, liability or expense, including Costs of Recall (a "Loss"), that may be brought, instituted or arise against or be incurred by Schering or its Affiliates to the extent such Loss is
         based on or arises out of:    *



                                            ; PROVIDED that the foregoing
         indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 13.5(a), (b) or (c).

13.5     INDEMNIFICATION BY SCHERING.  Schering will indemnify and hold
         Chiron and its Affiliates harmless against any Loss that may be brought, instituted or arise against or be incurred by Chiron or its
         Affiliates to the extent such Loss is based on or arises out of:    *



                                             ; PROVIDED that the foregoing
         indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 13.4(a), (b) or (c).

13.6 INDEMNIFICATION RE VISITING EMPLOYEES. Each Party shall indemnify and hold the other Party harmless against any and all liability, damage, loss, cost or expense arising from any claim made or suit brought by such Party's own employees or agents against the other Party, which claims arise in whole or in part from injuries or harm allegedly suffered by such employees or agents while present at the premises of the other Party, except for such injury or harm caused by the gross negligence or willful misconduct of such other Party.


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

13.7 CLAIMS PROCEDURES. Each Party will give the other prompt written notice of any injury or claim alleged to have occurred as a result of the use or application of Betaseron or any final dosage form manufactured using Betaseron supplied under this Agreement, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each Party will also furnish promptly to the other copies of all papers or official documents received in respect of any actions arising out of any such alleged injury. If an event occurs which either Party believes is an indemnifiable event pursuant to this Article, that Party shall notify the indemnifying Party promptly. If such event involves a claim of any third party, or any employee of either Chiron or Schering, the indemnifying Party shall have sole control over, and shall assume all expense with respect to the defense, settlement, adjustment or compromise of any claim as to which this Section requires it to indemnify the other Party, provided that the indemnifying Party shall obtain the prior written approval of the indemnified Party, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of any claim, or before ceasing to defend any claim, if pursuant thereto or as a result thereof there would be imposed injunctive or other relief (other than monetary damages to be paid by the indemnifying Party) against the indemnified Party. The indemnified Party may employ counsel at its own expense to assist in the handling of such claims. The indemnified Party must provide reasonable assistance to the indemnifying Party in defense against the claim, including without limitation, providing all relevant facts known to it, assisting in discovery proceedings, and providing witnesses.

13.8 INSURANCE. Each Party shall obtain and maintain in effect with financially sound and reputable insurers an appropriate insurance policy with respect to its obligations under this Article, to the extent such policy can be obtained and maintained on reasonable commercial terms and if such a policy cannot be so obtained and maintained, the Parties shall meet and confer regarding appropriate alternatives, which may include appropriate reserves in respect of such obligations. At the request of a Party, the other Party will supply a Certificate of Insurance or evidence of such reserve, reasonably satisfactory to the requesting Party, indicating the terms of coverage.

13.9 COMPLIANCE. The parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

                     ARTICLE XIV - TERM, TERMINATION, AND EXPIRATION

14.1     TERM.  Unless earlier terminated pursuant to the terms of Section
         14.3 or extended pursuant to Section 9.4.6 or 14.2, this Agreement shall continue in effect until the end of the Original Term, whereupon it shall expire.

14.2     RENEWAL.  The Parties may, by mutual written agreement, renew this
         Agreement for successive terms of    *    Three years prior to the
         expiration date of this Agreement, the Parties shall confer as to the mutual desirability of such renewal and each party shall disclose to the other its


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     intentions regarding renewal. Unless the Parties agree to renew prior to two years before expiration, this Agreement will expire pursuant to
     Section 14.1.

14.3 TERMINATION.

     .1 If either Party defaults in the performance of, or fails to be in compliance with, any material warranty, representation, agreement or covenant of this Agreement, and such default or noncompliance shall not have been substantially remedied, or steps initiated to substantially remedy the same to the other Party's reasonable satisfaction, within 60 days after receipt by the defaulting Party of a written notice thereof and demand to cure such default from the other Party, the Party not in default may terminate this Agreement, at the option of such Party and by written notice to the defaulting Party.

     .2 Either Party may terminate this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

     .3 Except as otherwise expressly provided herein, termination by either Party pursuant to this Article XIV shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

14.4 SURVIVAL. Unless expressly provided to the contrary, the provisions of Articles XII, XIII, XIV, XV and XVI shall survive the expiration or termination of this Agreement.

14.5 PREPARATORY ACTIVITIES OF SCHERING. Chiron acknowledges that Schering shall, after expiration or termination of this Agreement, be free to make, have made, use and sell any Beta Molecule to the extent it can do so without infringing on Chiron's intellectual property or other proprietary rights. In order to provide for an orderly transition, Schering shall notify Chiron at least one year prior to the expiration of this Agreement of Schering's plan for the transfer of manufacturing upon expiration. Chiron shall, at Schering's expense and upon such notice, cooperate reasonably with Schering or its designee in disclosing thereto the technology used for the manufacture of Products hereunder.

14.6 PREPARATORY ACTIVITIES OF CHIRON. Schering acknowledges that, unless the Parties otherwise agree in writing to extend the term of this Agreement beyond the Original Term, Chiron may desire to utilize its capacity for the manufacture of Beta Molecules after expiration or termination of this Agreement to the extent it can do so without infringing on Schering's intellectual property or other proprietary rights. Schering further acknowledges and agrees that Chiron may commence making preparations for the post-termination manufacture and commercial sale of such Beta Molecules beginning two years before the expiration or termination of this Agreement. Such preparations may include the steps necessary to obtain FDA approval for Chiron to sell any Beta Molecule, including human clinical trials and the filing of a product license application, and Chiron shall have the right to cross-reference the ELA, and the corresponding portions of any Foreign Filings but Chiron shall not be entitled to begin commercial sale of any Beta Molecule prior to the expiration or termination of this Agreement. Chiron shall not be prohibited from making such preparations during the two years prior to the expiration or termination of this Agreement or from manufacturing, using or selling any Beta Molecule after expiration or termination of this Agreement, provided such activities do not infringe Schering's intellectual property or other proprietary rights and are not inconsistent with Section 11.5. Schering agrees that it will not assert against Chiron any claim based on trade secrets or confidentiality obligations under this Agreement to the extent Chiron, in making preparations during the two years prior to the expiration or termination of this Agreement or in making, using or selling any Beta Molecule after expiration or termination hereof, uses processes, materials or procedures that were developed by Cetus or Chiron and provide no potential or actual independent economic value over processes, materials or procedures that are generally known in the industry.

14.7 INTELLECTUAL PROPERTY RIGHTS ON TERMINATION OR EXPIRATION. Upon expiration or earlier termination of this Agreement:

     .1   Schering shall have an    *    in order to    *    solely to the
          extent that during the term of this Agreement    *    ; PROVIDED
          that Schering shall not be entitled to the foregoing license if
          Chiron shall have    *

     .2   Chiron shall have an    *     solely to the extent that during the
          term of this Agreement    *     PROVIDED that Chiron shall not be
          entitled to the

* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

              foregoing license if    *

14.8 REFERENCE TO ELA. After the term of this Agreement, Chiron shall have a non-exclusive right to use and refer to the ELA and Items 1.1, 1.2, 1.3, 1.4, 1.5, 2.2, and 3 "Chemistry and Manufacturing Controls" and Appendices I-1, I-2.1, I-2.2, I-3 and I-4 of the PLA, and any corresponding portions of any Foreign Filings.

14.9 ACCOUNTING. Upon any termination of this Agreement, the Parties shall, within 90 days after termination, prepare reports and make payments in a manner substantially the same as provided for in Article X hereof, to account for unaccounted Net Sales.

14.10 PHASE IN/PHASE OUT OPTION. In order to provide for an efficient and orderly transition in the event (a) this Agreement expires on the Original Term or (b) this Agreement expires at such later date pursuant to Section 9.4.6 or 14.2, the Parties agree as follows:

       .1 Subject to the terms and conditions set out herein, Schering shall have the option to supply and/or order Products in the following amounts and during the following periods: (a) for the one-year period commencing two years before the expiration of this Agreement ("Year A"), Schering may supply itself with (or
              arrange for the supply of) up to    *    of the average total
              annual quantity of Products which had been provided by Chiron in the previous two years (the "Baseline Supply"), in lieu of Chiron supplying that quantity in such period; (b) for the one-year period commencing one year before expiration of this
              Agreement, ("Year B"), Schering may supply up to    *    of the
              Baseline Supply, in lieu of Chiron supplying that quantity in such period; (c) for the one-year period immediately following the expiration of this Agreement ("Year C"), Schering may
              require Chiron to supply Schering with up to    *    of the
              Baseline Supply in such period, and (d) for the one-year period commencing one year after the expiration of this Agreement ("Year D"), Schering may require Chiron to supply Schering with
              up to    *    of the Baseline Supply in such period.

       .2 As to any Product which Schering supplies in Year A or Year B, Chiron will be entitled to receive, in lieu of any other
              payment under this Agreement, the    *

       .3 As to any Product which Chiron supplies in Years C or D, Chiron will receive, in lieu of any other payment under this Agreement,
              an amount per Vial equal to    *

       .4 Schering may exercise the option set forth herein in respect of none, any or all of the periods referred to in subsections 14.10.1(a) through


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

              (d) above, PROVIDED that notice as to each period must be delivered to Chiron no later than one year prior to the commencement of such period specifying the percentage of the Baseline Supply (in reasonable whole Lots) which is to be supplied by Schering and Chiron, as the case may be, for such period, and FURTHER PROVIDED that under Section 14.10.1 the percentage of the Baseline Supply which Schering elects to manufacture (or have manufactured) may not be less in Year B than in Year A; and the percentage of such Baseline Supply which Schering elects to require Chiron to provide may not be greater in Year D than in Year C, without Chiron's consent.

       .5 If Schering exercises its right to have Chiron supply Products during Year C or D, this Agreement will expire pursuant to
              Section 14.1, except that the following Articles and Sections shall survive such termination and shall continue to be in effect during the period that Chiron supplies Products to Schering pursuant to this Section 14.10 (except as such Articles and Sections may be in conflict with this Section 14.10 and except that such survival shall not be deemed to extend the date of expiration or termination of this Agreement as referred to in such Articles and Sections):

       NUMBER     HEADINGS

       7.11       Quarterly Orders
       7.12       Reports
       7.13       Limitations
       VIII       Processing and Manufacturing, excluding Section 8.11.3
       9.10       Form of Payment
       X          Reports and Books
       XI         Rights in Product Technology, excluding Sections 11.2 and
                  11.5
       XII        Third-Party Patents (as to Betaseron only)
       XIII       Indemnification and Warranties
       14.3       Termination
       14.4       Survival
       14.5       Preparatory Activities of Schering
       14.6       Preparatory Activities of Chiron
       14.7       Intellectual Property Rights on Termination or Expiration
       14.8       Reference to ELA
       14.9       Accounting
       14.10      Phase In/Phase Out Option
       XV         Product Recall
       XVI        Confidentiality
       XVII       Miscellaneous, excluding Section 17.7.2


                          ARTICLE XV - PRODUCT RECALL


15.1 "COSTS OF RECALL" shall be deemed to include all costs arising from a recall of Product, including but not limited to notifying purchasers of the fact of the recall, arranging for the return of Product from the purchasers, storage, destruction, or remediation of returned Product, and replacement of Product. "Costs of Recall" shall not include cash refunds, lost profits, damage to goodwill, or other consequential injury to either Party. Any cash refund made by Schering hereunder on account of a recall will, for the purpose of calculating Net Sales under Section 9.2, be subtracted from the amount calculated as Net Sales in the calendar quarter immediately following such recall. All recalls shall be performed pursuant to the guidelines set forth in 21 CFR 7.40 ET SEQ.

15.2 DECISION TO RECALL. Where a recall is requested by the FDA or by another agency or authority having regulatory jurisdiction over the Product, Schering shall perform the recall and shall be responsible for preparing all necessary paperwork and handling all interactions with the FDA or such other agency or authority to the extent permitted by law. Where a recall is not requested by a regulatory body, but a Party feels such a recall may be advisable, such recall shall be discussed by the Development Committee, with final authority for deciding such recall residing with Schering. In the event that Chiron advises that there should be a recall of Product based on a specific, identifiable event or circumstance, and Schering declines to so recall the Product, then Chiron shall be indemnified and held harmless against any liability to a third party which results from the event or circumstance upon which Chiron advised such recall and which arises after the earliest date on which such recall could have been accomplished. Chiron's advice and Schering's decision to recall a Product shall be made only in good faith and with due regard for the commercial interests of the Parties and the strong public interest in access to Product, and in public health and safety, and in accordance with the standards of conduct prevailing in the industry.


                    ARTICLE XVI - CONFIDENTIALITY

16.1 CONFIDENTIALITY. The confidential technical and business information of either Party or both Parties shall hereafter be called collectively the "Information", and shall include Technology and Mixed Technology and other information which was required to be held in confidence pursuant to the Ownership Agreement. The Parties acknowledge that the Information designated as confidential by the providing Party shall be considered to be confidential by the receiving Party, and the receiving Party shall not disclose to others, (including to any Affiliates of the receiving Party not bound by like conditions of confidentiality), nor make any use of the Information received from the providing Party for any purpose other than as contemplated in this Agreement, without the prior written consent of the providing Party prior to the later of: the termination or expiration of this Agreement (other than for breach by the receiving Party) or ten
      (10) years after first disclosure thereof, except to the extent any of the Information (i) was known to the receiving Party prior to the disclosure hereunder or developed independent of the disclosure; (ii) is or becomes publicly known through no fault or omission attributable to the receiving Party, (iii) is rightfully given to the receiving Party from sources independent of the providing Party, which sources rightfully possess such information, or (iv) is licensed to the receiving Party to use for its own activities outside of this Agreement. Upon notice to the other Party, a Party may also disclose Information to government health authorities necessary to meet applicable regulations.

16.2 SURVIVAL. Upon the termination for any reason of this Agreement, each Party shall return any and all documents of the other Party which contain Information (other than Information related to Technology or to Mixed Technology, as defined in the Ownership Agreement, which is owned by or licensed to such Party) and shall destroy any copies thereof, except that the Parties may retain one copy of all documents for legal record-keeping purposes or as required by applicable regulations.


                   ARTICLE XVII - MISCELLANEOUS

17.1 NOTICES. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address as may be designated by notice pursuant to this Section:


If to Cetus or Chiron:                       If to Schering:
Chiron Corporation                           Schering A.G.
4560 Horton Street                           Mullerstrasse 170-178
Emeryville, CA 94608                         W-1000 Berlin 65
Attn: President                              Germany
Facsimile: 510-655-3282                      Attn: Head of SBU CNS; with a
                                             copy to Legal Department

with copy to:                                with copies to:
General Counsel                              Schering Berlin, Inc.
                                             110 East Hanover Avenue
Facsimile: (510) 654-5360                    Cedar Knolls, NJ 07927
                                             Attn: Vice President, Law &
                                               Secretary
                                             Facsimile:  (201) 267-7721

                                             Berlex Laboratories, Inc.
                                             15049 San Pablo Avenue
                                             Richmond, California 94804
                                             Attn: Vice President, General
                                               Manager
                                             Facsimile: (510) 262-7095


17.2 AMENDMENTS. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.

17.3 WAIVER. No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

17.4 HEADINGS. The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

17.5 APPLICABLE LAW. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of California and the Parties consent to the jurisdiction of the courts in that state. Except as set forth expressly herein, no dispute arising out of this Agreement or the Ownership Agreement, or any other matter shall be submitted to arbitration without the advance written consent of both Parties.

17.6 SEVERABILITY. If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

17.17   ASSIGNMENT BINDING EFFECT

        .1 Neither this Agreement, nor any rights granted hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party, in such other Party's discretion; PROVIDED HOWEVER, that either Party may assign this Agreement without the consent of the other Party (i) to its Affiliates, if the assigning Party guarantees the full performance of its Affiliates' obligations hereunder or (ii) subject to Section 17.7.2, to a third party purchasing substantially all the assets of the company provided such third party agrees to be bound by this Agreement. Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect.

        .2 If any unaffiliated third party shall purchase Chiron (or Cetus, if Cetus owns any IFN Property), or substantially all of the assets of Chiron (or Cetus, if Cetus owns any IFN Property), or the property or facilities of Chiron or Cetus used in the manufacture of Products under this Agreement ("change of control"), Schering shall have the option to purchase or lease from Chiron, Cetus or such third-party purchaser, as the case may be, all the property, contracts (including this Agreement), facilities and equipment of Chiron and Cetus used (or substantially completed and intended for use) in the manufacture of Products under this Agreement (the "IFN Property"), at the aggregate fair market value (or, in the case of a lease, the lease value) of the IFN Property. Where the IFN Property is used solely or primarily for the manufacture of Products, Schering shall have the right to buy such IFN Property, and if the IFN Property is also used for the manufacture of other substances, Chiron shall retain a leasehold interest in such IFN Property to continue to make such other substances for seven years. Where the IFN Property is used primarily for the manufacture of substances other than Products, Schering shall have the right to a leasehold interest in such IFN Property to make Product for the remainder of the term of this Agreement.
            Such fair market value shall be evaluated taking into account the going concern value of the IFN Property, including the value of the supply provisions of this Agreement and shall be determined by an independent third party mutually agreed upon by the Parties. Such option must be exercised, if at all, by notifying Chiron in writing of such exercise within 90 days after Chiron notifies Schering that it proposes to enter into a sale agreement or that a change of control may occur that would meet the conditions set forth in the first sentence of this Section 17.7.2.

17.8 BEST EFFORTS. In each case in this Agreement in which a Party is required to use best efforts to perform a specified action, the degree of effort required shall be deemed limited to what is commercially reasonable under the applicable facts and circumstances, without taking into account alternative commercial opportunities available to such Party.

17.9 FURTHER ASSURANCES. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.10 FORCE MAJEURE. No Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from any cause of any nature beyond the reasonable control of such Party, and which would render performance hereunder impossible including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party's performance) and not otherwise arising out of breach by such Party of this Agreement ("Force Majeure"). In the event of the occurrence of such a cause or the reasonable likelihood of such occurrence, the Party so affected shall give prompt written notice to the other Party, stating the period of time the same is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such case of Force Majeure are minimized.

17.11 NEGATION OF AGENCY. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Schering and Chiron.

17.12 PUBLICITY. No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Chiron or

        Schering, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. Chiron shall not issue any press release or make any public announcement which includes or otherwise uses the name "Schering" in any public statement or document except with the prior written consent of Schering.

17.13 REGISTRATION AND FILING OF THE AGREEMENT. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

17.14 ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto as such exhibits may be amended from time to time in accordance with this Agreement) contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking, whether oral or in writing, other than the Ownership Agreement is hereby superseded.

17.15 CONSTRUCTION. This Agreement is the product of mutual negotiation and is not to be construed strictly against either Party.

17.16 BENEFICIARIES. No person, other than Schering, Chiron or Cetus and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

17.17 AFFILIATES OF PARTIES. Each Party may perform its obligations hereunder personally or through one or more Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

17.18 SPECIFIC ENFORCEMENT. Each Party hereto shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement and to specifically enforce the provisions of this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SCHERING AG                             CHIRON CORPORATION

By: /s/ Erlen                          By: /s/ William J. Rutter
   ----------------------                  -----------------------

Title: Vorstandsmitgl                  Title:  Chairman
      -------------------                      -------------------


                                        CETUS ONCOLOGY CORPORATION
By:  ppa. [illegible]                   By: /s/ William J. Rutter
   ----------------------                  -----------------------

Title: Head, SBU CNS                   Title: Chairman
      -------------------                     --------------------

                    EXHIBIT 4.1 - TARGET CAPACITIES AND
                       DEVELOPMENT AND MARKETING PLAN

                              TARGET CAPACITIES

The following target capacities are based on the Parties' understanding of expected demand for Betaseron and Chiron's Capacity for Betaseron in the United States and Canada, and on expectation of FDA Licensing by Mid-1993:

On the order of    *    Million Vials delivered to Schering in 1993;

On the order of    *    Million Vials delivered to Schering in 1994;

On the order of    *    Million Vials delivered to Schering in 1995;

On the order of    *    Million Vials delivered to Schering in 1996 and in
each calendar year thereafter during Phase I.


                           CHIRON DEVELOPMENT PLAN

As presently contemplated, Chiron's development plan consists of the
following:    *


                             SCHERING MARKET PLAN

As presently contemplated, Schering's marketing plan includes:    *


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                       *


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                       EXHIBIT 7.10 - NON-BINDING FORECAST

In accordance with the provisions of Section 7.10 of the Agreement, Schering forecasts as follows:

                                            WORLDWIDE
       DATE OF ORDER      FOR DELIVERY        ORDERS               CHIRON ORDERS
       July 1, 1993          1Q1994          *    Vials                *    V

       October 1, 1993       2Q1994          *    V                    *    V

       January 1, 1994       3Q1994          *    V                    *    V


Schering expects no third-party supply of Betaseron during the period covered by this non-binding forecast


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                      EXHIBIT 7.11 - INITIAL PURCHASE ORDER

Schering hereby places the following orders with Chiron, which orders Chiron hereby accepts. This Order is subject to all terms of the Agreement:

Paste    *


G-75    *


Vials    *


Second Quarter, 1993
Third Quarter, 1993    *
Fourth Quarter, 1993


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT 10.4

                               CHIRON COST OF GOODS

Expenses included in, but not limited to, the fully absorbed manufacturing cost:

1. Direct materials (which includes the cost of Diluent).

2. Salaries, wages and benefits of personnel directly engaged in manufacturing the product.

3. Overhead associated with direct production, including, but not limited to:

   a. Depreciation, leasehold improvements and equipment leases
   b. Repair and maintenance
   c. Manufacturing supplies

4. General manufacturing overhead, including, but not limited to:

   a. Manufacturing Administration
   b. Materials Management
   c. Validation and Calibration
   d. Documentation and Compliance
   e. Quality Assurance/Quality Control
   f. Technical Services
   g. Regulatory Compliance

5. General facilities overhead, including, but not limited to:

   a. Rent, utilities, property tax, insurance and other assigned general facilities' costs
   b. Purchasing
   c. Environmental Health and Safety
   d. Management Information Systems
   e. Engineering

6. Corporate Overhead

                                       *

                                  Exhibit 1.7.3

           THERE ARE 14 PAGES INCLUDED WITHIN THIS REDACTED PORTION.


                                       *


                                       *


* Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.